UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DSP Group, Inc.

(Name of Registrant as Specified In Its Charter)

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DSP GROUP, INC.

Notice of Annual Meeting of Stockholders

To Be Held May 16, 2011

To the Stockholders of DSP GROUP, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of DSP Group, Inc., a Delaware corporation, will be held at the InterContinental New York Barclay, 111 East 84th Street, New York City, New York, on Monday, May 16, 2011, at 8:30 a.m., local time, for the following purposes:

1. Election of Directors. To elect two Class II directors, Yair Seroussi and Yair Shamir, as specifically named in the attached proxy statement, to serve until the 2014 annual meeting of stockholders or until their successors are elected and qualified;

2. Amendment and Restatement of the 1993 Employee Stock Purchase Plan. To approve an amendment and restatement to the Company’s 1993 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,300,000 shares to 2,800,000 shares;

3. Amendment and Restatement of the 1993 Director Stock Option Plan. To approve an amendment and restatement of the Company’s 1993 Director Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,680,875 shares to 1,980,875;

4. Selection of Independent Auditors. To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent auditors for the year ending December 31, 2011;

5. Compensation of the named executive officers. To approve, in a non-binding vote, the compensation of the Company’s named executive officers;

6. Frequency of Executive Compensation Advisory Vote. To recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years; and

7. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof. Our board of directors has fixed the close of business on March 18, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all of your shares will be voted. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Ofer Elyakim
Ofer Elyakim
Chief Executive Officer

San Jose, California

April 6, 2011

Mailed to Stockholders

on or about April 6, 2011

DSP GROUP, INC.

2580 North First Street, Suite 460

San Jose, CA 95131

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

General Information

This proxy statement is furnished to the stockholders of DSP Group, Inc., a Delaware corporation, in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at the annual meeting of stockholders to be held on May 16, 2011, at 8:30 a.m., local time, at InterContinental New York Barclay, 111 East 84th Street, New York City, New York, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting.

Solicitation, Record Date and Voting Procedures

The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. We have retained the services of MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies; and we will pay approximately $12,500 for its services, in addition to reimbursement of its out-of-pocket expenses.

The close of business on March 18, 2011 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, we had 23,375,448 shares of common stock outstanding and entitled to vote at the annual meeting. The presence at the annual meeting of a majority of these shares of our common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent will tabulate votes cast by proxy, and a representative from our transfer agent will act as the inspector of elections to tabulate votes cast in person at the annual meeting. Each outstanding share of common stock on the record date is entitled to one vote on all matters.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. Pursuant to New York Stock Exchange (“NYSE”) Rule 452, the uncontested election of directors is no longer a routine matter and, therefore, may not be voted upon by brokers without instruction from beneficial owners. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may not, in the absence of specific instructions from such beneficial owners, vote the shares in favor of a nominee or withhold votes from a director nominee at the brokers’ discretion.

With respect to proposal 1 of this proxy statement, each director nominee will be elected by a plurality of the votes of shares of our common stock represented and voted at the annual meeting, and abstentions and broker “non-votes” will not affect the election of a Class II director nominee who receives a plurality of votes. Nevertheless, the Company’s bylaws specify that in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his election than votes “for” his election shall promptly tender his resignation following the vote. “Abstentions” will not count as a vote cast with respect to a director nominee. The nomination and corporate governance committee of our board of directors will consider the resignation offered by a director nominee who receives a greater number of votes “withheld” from his election than votes “for” his election and recommend to our board whether to accept the resignation offer. Our board will disclose its determination within ninety days from the date of the certification of the stockholder vote for the relevant annual meeting.

With respect to proposals 2, 3 and 4 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval. With respect to proposal 5 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval, although such vote will not be binding on us. With respect to proposal 6 of this proxy statement, we have determined to view the frequency vote that receives the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting as the advisory vote of stockholders on the frequency of approval of the compensation of our named executive officers, although such vote will not be binding on us. Abstentions will have no effect on the outcome of the vote on the frequency of the advisory vote on the compensation of our named executive officers and will have the same effect as “no” votes on proposals 2, 3, 4 and 5. Broker “non-votes” will have no effect on proposals 2, 3, 4, 5 and 6 presented at this annual meeting.

The Proxy

The persons named as proxy holders, Ofer Elyakim and Dror Levy, were selected by our board of directors and currently serve as our executive officers.

All shares represented by each properly executed, unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the common stock represented by the proxy will be voted as to the proposal for which no specification is given as follows: (1) FOR the election of the Class II director nominees named in this proxy statement; (2) FOR proposals 2, 3, 4 and 5; (3) THREE YEARS for proposal 6; and (4) with respect to any other matters that may come before the annual meeting, at the discretion of the proxy holders. We do not presently know of any other business to be conducted at the annual meeting.

Revocability of Proxy

If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering to us (to the attention of Dror Levy, our Secretary), at the address of our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws authorize the number of directors to be not less than five or more than nine. The number of directors on our board of directors is currently fixed at seven. The board is divided into three classes: Class I, Class II and Class III. Each director serves a three-year term. The board is currently composed of three Class I directors (Messrs. Eliyahu Ayalon, Zvi Limon and Louis Silver), whose terms will expire at the annual meeting of stockholders to be held in 2013; two Class II directors (Messrs. Yair Seroussi and Yair Shamir), whose terms will expire at this annual meeting of stockholders; and two Class III directors (Mr. Patrick Tanguy and Dr. Reuven Regev), whose terms will expire at the annual meeting of stockholders to be held in 2012. Avigdor Willenz resigned as a director effective as of January 31, 2011. Dr. Regev was appointed as a director effective as of January 31, 2011. At each annual meeting of stockholders, directors will be elected for full terms of three years to succeed those directors whose terms are expiring.

At this annual meeting, the stockholders will specifically elect two Class II directors. Messrs. Seroussi and Shamir have each been nominated to serve a three-year term, until the annual meeting of stockholders to be held in 2014, or until their successors are elected or appointed and qualified, or until their earlier resignation or removal. Our board has no reason to believe that each of Messrs. Seroussi and Shamir will be unable or unwilling to serve as a director if elected.

Class II Director Nominees

Yair Seroussi has served as one of our directors since February 2002. Mr. Seroussi is currently the chairman of the board of directors of Bank Hapoalim, Israel’s leading bank. Previously, he was serving as advisory director, head of Morgan Stanley Israel, since 1993. During this period, he served as a board member of various Israeli companies. Mr. Seroussi is also on the Board of Governors of the Hebrew University. We believe Mr. Seroussi’s qualifications to sit on our board include his years of experience providing strategic and investment advisory services to companies, as well as his leadership and risk assessment skills, and directorship expertise by being a director of various Israeli companies.

Yair Shamir has served as one of our directors since October 1996 and is also the Chairman of our compensation committee. Mr. Shamir has served as Executive Chairman of I.A.I. (Israel Aircraft Industries) since July 2005 and has been a Managing Partner of Catalyst Fund L.P., an Israeli Venture Capital firm, since 2000. Mr. Shamir currently serves as a director of Orckit Communications, Limited, a developer and manufacturer of local loop communications systems; Commtouch Software Ltd., an email and Web defense technology provider listed on NASDAQ; and Cyalume Technologies Holdings, Inc., a provider of safety, security and training products for military use. Mr. Shamir was the Chairman of El-Al, Israel Airlines from April 2004 to January 2005. From 1997 to 2008, he served as Chairman of VCON Telecommunications Ltd., a developer and marketer of video conference systems, and was its CEO from 1997 to 2005. From 1994 to 2006, Mr. Shamir was a director of Mercury Interactive Corporation. In connection with the Securities and Exchange Commission’s investigation into possible violations of securities laws by Mercury Interactive Corporation, the Commission issued a “Wells” notice in June 2006 informing him that they were considering bringing a civil injunctive action against him. Mr. Shamir submitted an offer of settlement to the Commission, neither admitting nor denying the Commission’s allegations. On January 26, 2009, the settlement received a final judgment by the District Court of Northern District of California. From 2005 to 2007, Mr. Shamir was also Chairman of Shamir Optical Industry Ltd, a leading designer, manufacturer and distributor of progressive spectacle lenses for presbyopia. We believe Mr. Shamir’s qualifications to sit on our board include his executive positions at global organizations, years of experience providing strategic advisory services to other Israeli companies, his leadership and risk assessment skills, and public company expertise by being a director of various public companies, as well as the deep understanding of our company, acquired during his 14 plus years of service on our board.

Director Independence

Our board of directors has determined that the director nominees, Messrs. Seroussi and Shamir, are “independent” as that term is defined in the published listing requirements of NASDAQ.

Required Vote

Pursuant to NYSE Rule 452, the uncontested election of directors is no longer a routine matter and, therefore, may not be voted upon by brokers without instruction from beneficial owners. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may not, in the absence of specific instructions from such beneficial owners, vote the shares in favor of a director nominee or withhold votes from a director nominee at the brokers’ discretion.

The director nominees will be elected by a plurality of the votes cast. Abstentions and broker non-votes will not affect the election of a Class II director nominee who receives a plurality of votes. Nevertheless, the Company’s bylaws specify that in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his election than votes “for” his election shall promptly tender his resignation following the vote. “Abstentions” will not count as a vote cast with respect to a director nominee. The nominating and governance committee of our board of directors will consider the resignation offered by a director nominee who receives a greater number of votes “withheld” from his election than votes “for” his election and recommend to our board whether to accept the resignation offer. Our board will disclose its determination within ninety days from the date of the certification of the stockholder vote for the relevant annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to our executive officers and directors as of March 18, 2011:

Name	Age	Position
Eliyahu Ayalon (1)	68	Executive Chairman of the Board of Directors
Ofer Elyakim	41	Chief Executive Officer
Dror Levy	37	Chief Financial Officer and Secretary
Lior Blanka (2)	51	Chief Technology Officer
Zvi Limon (3)(4)	52	Director
Reuven Regev	61	Director
Yair Seroussi (4)(5)	55	Director
Yair Shamir (3)(4)	65	Director
Louis Silver (3)(5)	57	Director
Patrick Tanguy (4)(5)	51	Director

(1)	Mr. Ayalon has notified the company that he intends to resign as Executive Chairman and an executive officer of the company, effective as of May 31, 2011. Thereafter, Mr. Ayalon will continue as a non-executive director and Chairman of the board.
(2)	The board appointed Mr. Blanka as an executive officer of the company effective as of January 31, 2011.
(3)	Member of the compensation committee
(4)	Member of the audit committee
(5)	Member of the nomination and corporate governance committee

Eliyahu Ayalon is currently our Executive Chairman. He joined us in April 1996 as President, Chief Executive Officer and a director. In January 2000, Mr. Ayalon was appointed as Chairman of our board. Between April 2005 and January 2006, Mr. Ayalon stepped down as Chief Executive Officer and became our Executive Chairman. Mr. Ayalon resumed the Chief Executive Officer position from January 2006 to July 2009. Mr. Ayalon is also a member of the board of directors of CEVA, Inc., a NASDAQ listed company that develops and licenses of DSP cores and related platform-level IP to the semiconductor industry, as of November 2002, and was the Chairman until February 2005. Mr. Ayalon is a member of the Board of Governors of the Technion-Israel Institute of Technology and a member of the executive committee of the University Center of Ariel, Israel. We believe Mr. Ayalon’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, and his deep understanding of our company, people and products acquired during his 15 plus years of service on our board and as our Chief Executive Officer.

Ofer Elyakim joined us in January 2006 as Director of Investor Relations and Business Development, and was promoted to Vice President of Business Development in May 2007. He was promoted to Senior Vice President, President of South East Asia Operations in May 2008. In July 2009, Mr. Elyakim was appointed our Chief Executive Officer. Previously, Mr. Elyakim worked as a research analyst covering media and broadcasting companies at CIBC World Markets in New York. Prior to that, he held several management positions at Radvision, Tundo Communications and Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. A certified public accountant, Mr. Elyakim holds an MBA with honors from Columbia Business School and a BA in Computer Science and Accounting from Tel Aviv University.

Dror Levy joined us in August 2002 as Corporate Controller and was promoted to the position of Vice President of Finance in January 2006 and as our Chief Financial Officer and Secretary in July 2006. Prior to joining the Company, Mr. Levy worked at Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, where he served as an account manager in the high-tech practice. Mr. Levy is a certified public accountant and holds an M.B.A. from Tel Aviv University and a B.A. in Business and Accounting from the Israeli College of Management.

Lior Blanka joined us in July 2007 as Corporate Vice President and Platform Division Manager and became our Chief Technology Officer in July 2010. Mr. Blanka has more than 20 years experience in the wireless and SoC industries. He previously was employed at Intel beginning in 2000, including serving as 3.5G cellular phone cross sites manager from 2004 to 2006, and DSP Communications as CDMA phone reference design manager from 1998 to 2000. From 1992 to 1997, Mr. Blanka served as R&D department manager for military systems at Arit/Reshef, and project manager for security systems at the Israeli Ministry of Defense from 1986 to 1992 Mr. Blanka earned a B.Sc. in Electrical Engineering from the Technion – Israel Institute of Technology.

Zvi Limon has served as one of our directors since February 1999. Mr. Limon is a partner at Magma Venture Capital, a consulting and investment advisory firm. Since 2006, Mr. Limon also has been a general partner of Rimon Investment Fund, a consulting and investment advisory firm. He served as chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000. Mr. Limon is a director of CEVA, Inc., Tefron Ltd., a NASDAQ listed apparels company, and various private companies. He also was a director of GVT (Holding) SA, the parent company of Global Village Telecom in Brazil. We believe Mr. Limon’s qualifications to sit on our board include his years of experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his 10 plus years of service on our board and his board experience by being a board member of various public and private companies.

Reuven Regev has served as one of our directors since January 2011. Dr. Regev is the Chairman and Chief Executive Officer of Topscan Ltd, a computer peripheral electronic devices company, a company he founded, since 2008. Dr. Regev is also serving as the Chairman of Flexicath Ltd, a medical devices company, since 2009. From 2006 to 2008, Dr. Regev served as Chief Executive Officer and a board member of Karmelsonix Ltd., a medical devices company focused on Asthma treatment and listed on the Australian Stock Exchange. Dr. Regev received a B.Sc. and an M.Sc in Electrical Eng. Communications and Control Systems from the Technion, Israel. He received a M.Sc. and a Ph.D. in Industrial Engineering and Management from Stanford University, California. The Company believes Dr. Regev’s qualifications to sit on the Company’s Board of Directors include his years of executive and operational experience and his deep understanding of technology companies operating from the U.S. and Israel.

Yair Seroussi has served as one of our directors since February 2002. Mr. Seroussi is currently the chairman of the board of directors of Bank Hapoalim, Israel’s leading bank. Previously, he was serving as advisory director, head of Morgan Stanley Israel, since 1993. During this period, he served as a board member of various Israeli companies. Mr. Seroussi is also on the Board of Governors of the Hebrew University. We believe Mr. Seroussi’s qualifications to sit on our board include his years of experience providing strategic and investment advisory services to companies, as well as his leadership and risk assessment skills, and directorship expertise by being a director of various Israeli companies.

Yair Shamir has served as one of our directors since October 1996 and is also the Chairman of our compensation committee. Mr. Shamir has served as Executive Chairman of I.A.I. (Israel Aircraft Industries) since July 2005 and has been a Managing Partner of Catalyst Fund L.P., an Israeli Venture Capital firm, since 2000. Mr. Shamir currently serves as a director of Orckit Communications, Limited, a developer and manufacturer of local loop communications systems; Commtouch Software Ltd., an email and Web defense technology provider listed on NASDAQ; and Cyalume Technologies Holdings, Inc., a provider of safety, security and training products for military use. Mr. Shamir was the Chairman of El-Al, Israel Airlines from April 2004 to January 2005. From 1997 to 2008, he served as Chairman of VCON Telecommunications Ltd., a developer and marketer of video conference systems, and was its CEO from 1997 to 2005. From 1994 to 2006, Mr. Shamir was a director of Mercury Interactive Corporation. In connection with the Securities and Exchange Commission’s investigation into possible violations of securities laws by Mercury Interactive Corporation, the Commission issued a “Wells” notice in June 2006 informing him that they were considering bringing a civil injunctive action against him. Mr. Shamir submitted an offer of settlement to the Commission, neither admitting nor denying the Commission’s allegations. On January 26, 2009, the settlement received a final judgment by the

District Court of Northern District of California. From 2005 to 2007, Mr. Shamir was also Chairman of Shamir Optical Industry Ltd, a leading designer, manufacturer and distributor of progressive spectacle lenses for presbyopia. We believe Mr. Shamir’s qualifications to sit on our board include his executive positions at global organizations, years of experience providing strategic advisory services to other Israeli companies, his leadership and risk assessment skills, and public company expertise by being a director of various public companies, as well as the deep understanding of our company, acquired during his 14 plus years of service on our board.

Louis Silver has served as a member of our board of directors since November 1999. He is a Principal of RP Capital Group, an alternative investment firm focused on investment opportunities in the Eastern Europe/Middle East/Africa Region (EEMEA) and has served as an advisor to RP Capital Group since April 2005. From January 2005 until January 2006, he acted as a private banking consultant. From August 2002 until April 2005, he acted as a legal and business development advisor to companies and individuals. From September 1996 until June 2002, he served as an advisor and counsel to Discount Bank & Trust Company. Mr. Silver is currently a member of the board of directors of CEVA, Inc. He was a director of Scopus Video Networks Ltd., a former NASDAQ-listed company, until December 2008. We believe Mr. Silver’s qualifications to sit on our board include his financial expertise, his years of experience providing strategic and investment advisory services to companies, his leadership and risk assessment skills, and public company expertise by being a board member of CEVA, and his understanding of our company acquired during his 10 plus years of service on our board.

Patrick Tanguy has served as one of our directors since November 1999. Since September 2007, Mr. Tanguy has been a Managing Director at Wendel, a French-listed investment company. From February 2006 to September 2007, Mr. Tanguy was the Chief Executive Officer of Prezioso S.A., an industrial coating and insulation specialist. From April 2004 to February 2006, Mr. Tanguy was the Chief Executive Officer of Monne-Decroix, a real estate development company. He served as Chief Executive Officer of Technal Group, an aluminum building systems company, from 1999 to March 2004. From May 1998 to September 1999, Mr. Tanguy served as a director of Hays DX France, an express transport services company. From August 1993 to April 1998, he served as the Chairman of Groupe DAFSA, a supplier of economic data and financial information. Since February 2010, he has served on the board of directors of Legrand, a French publicly traded company. We believe Mr. Tanguy’s qualifications to sit on our board include his experience as CEO of leading complex global organizations, his financial expertise, as well as his executive leadership and management experience, and his understanding of our company acquired during his 10 plus years of service on our board.

Board Leadership Structure

We separated the roles of Chief Executive Officer and Chairman of the Board in July 2009 in recognition of, among other things, the differences and responsibilities between the two roles. Our Chief Executive Officer is responsible for implementing the strategic direction of the company and the day-to-day leadership and performance of the company. Our Chairman of the board provides guidance to our Chief Executive Officer on corporate strategies and reviews the strategic initiatives of the company with the Chief Executive Officer and the rest of the board. The board values the insights of our Chairman in light of his deep understanding of our company, people and products and the semiconductor industry. Our Chairman also sets the agenda for board meetings in consultation with judgment, presides over meetings of the board, facilitates communication among directors and ensures an appropriate information flow from senior management to the board.

Director Independence

Our board of directors has determined that all non-employee directors of the board, currently consisting of Messrs. Limon, Regev, Seroussi, Shamir, Silver and Tanguy, are “independent” as that term is defined in the NASDAQ listing standards. In making this determination, our board of directors considered transactions and relationships between each director or his immediate family and the company and our subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined, based on its understanding of such transactions and relationships, that all of our non-employee directors are independent of the company and, therefore, a majority of the members of our board is independent, under the standards set forth by the NASDAQ listing standards.

The Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of the full board in setting our business strategy is a key part of its assessment of management’s plans for risk management and its determination of what constitutes an appropriate level of risk for the company. Our board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. While the full board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. For example, financial risks, including internal controls, are overseen by the audit committee and risks that may be implicated by our executive compensation programs are overseen by the compensation committee. Moreover, our nomination and corporate governance committee conducts an annual board assessment and reports its findings to the full board. Upon identification of a risk, the assigned board committee or the full board discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Meetings and Committees of the Board of Directors

During 2010, our board of directors met 8 times in meetings or telephonically. No director attended fewer than 75% of the aggregate of either (i) the total number of board meetings held during the period for which he was a director, or (ii) the total number of committee meetings of the board held in 2010 on which he served. In light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. Director attendance at each annual stockholders’ meeting will be posted on our web site at www.dspg.com. It is also the general policy of our board that at the conclusion of each meeting of the board the independent directors shall meet separately with no members of management present.

Compensation Committee

The compensation committee met in meetings or telephonically once in 2010. The compensation committee currently consists of Messrs. Limon, Shamir and Silver. Our board of directors has determined that all current members of the compensation committee are “independent” as that term is defined in the NASDAQ listing standards. The committee’s functions are to establish and apply our compensation policies with respect to our executive officers. Additional duties and powers of the compensation committee are set forth in its charter, which was adopted and approved in January 2005, and a copy of which is available on our website at www.dspg.com.

Audit Committee

The audit committee met 5 times in meetings or telephonically in 2010. The audit committee currently consists of Messrs. Limon, Seroussi, Shamir and Tanguy. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. In addition, the audit committee is responsible for approving the audit and non-audit services performed by our independent auditors and for reviewing and evaluating our accounting principles and our system of internal accounting controls. Additional duties and powers of the audit committee are set forth in its amended and restated charter, which was adopted and approved in November 2002 and further amended in July 2003, January 2005 and February 2009, and a copy of which is available on our website at www.dspg.com. The audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

After considering transactions and relationships between each member of the audit committee or his immediate family and the company and our subsidiaries and reviewing the qualifications of the members of the audit committee, our board of directors has determined that all current members of the audit committee are (1) “independent” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (2) “independent” as that term is defined in the NASDAQ listing standards; and (3) financially literate and have the requisite financial sophistication as required by the NASDAQ listing standards. Furthermore, our board of directors has determined that Mr. Tanguy qualifies as an audit committee financial expert, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, he was the Chief Executive Officer of Prezioso S.A., and Monne-Decroix and Technal Group, and in those capacities had acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an audit committee financial expert.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee met in meetings or telephonically once in 2010. The nomination and corporate governance committee consists of Messrs. Seroussi, Silver and Tanguy. Mr. Willenz was a member of the nomination and corporate governance committee in 2010. He resigned as a director effective as of January 31, 2011. Our board of directors has determined that all current members of the nomination and corporate governance committee are “independent” as that term is defined in the NASDAQ listing standards. The nomination and corporate governance committee is to assist the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics and making recommendations to the board of revisions to the code from time to time as appropriate. Additional duties and powers of the nomination and corporate governance committee are set forth in its charter, which was adopted and approved in January 2005, and a copy of which is available on our website at www.dspg.com.

Compensation Committee Interlocks and Insider Participation

Our compensation committee during 2010 consisted of Messrs. Limon, Shamir and Silver; Mr. Shamir served as its Chairman. No member of this committee is a present or former officer or employee of the company or any of our subsidiaries. Mr. Silver is a member of the board of directors and a member of the compensation committee of the board of CEVA, Inc. and Mr. Ayalon, our Chairman of the board of directors, is a member of the board of directors of CEVA, Inc. Other than as noted with respect to Mr. Ayalon, none of our executive officers served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

Qualifications of Directors

Our board of directors has not established any special qualifications or any minimum criteria for director nominees. In considering candidates for the board, the nomination and corporate governance committee will consider the entirety of each candidate’s credentials. However, as specified in the charter for the nomination and corporate governance committee, the nomination and corporate governance committee shall consider certain qualifications such as the nominee’s personal and professional integrity, ability, judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of our stockholders and sufficient time available to devote to our affairs. The nomination and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. The committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. The nomination and corporate governance committee will also use its best efforts to seek to ensure that the composition of our board of directors at all times adheres to the independence requirements applicable to companies listed on NASDAQ, as well as other regulatory requirements applicable to us.

Diversity of the Board

Our board of directors does not have a formal policy requiring the nominating and corporate governance committee to consider the diversity of directors in its nomination process. Nonetheless, our board values diversity and diversity is one of the factors considered by the committee in the director identification and nomination process. The committee seeks nominees with a broad diversity of experience, professions, education, skills, geographic representation and backgrounds with a view to have a slate of candidates for election that represents a diversity of views, experiences, and backgrounds.

Director Nomination Process

We do not have a formal director nomination process.

Continuing Directors

Generally, the nomination and corporate governance committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for renomination. The nomination and corporate governance committee will balance the value of continuity of service by existing members of the board with that of obtaining a new perspective.

New Directors

Generally, once a need to add a new board member is identified, the nomination and corporate governance committee will initiate a search by working with staff support, seeking input from board members and senior management and, if necessary, hiring a consultant or search firm. After a slate of possible candidates is identified, members of the nomination and corporate governance committee, other members of the board and senior management have the opportunity to interview the prospective candidate(s). The remaining members of the board who do not interview the prospective candidate(s) are kept informed of the progress. A potential new director also may be recommended by a current director, after which the input of the nomination and corporate governance committee and the other members of the board on the merits of his or her appointment to the board would be sought. The nomination and corporate governance committee ultimately recommends the best candidate(s) the committee members determine after the selection process for approval by the full board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Copies of these reports are also required to be delivered to us.

We believe, based solely on our review of the copies of such reports received or written representations from the Reporting Persons, that during the fiscal year ended December 31, 2010, all Reporting Persons complied with all applicable filing requirements.

Communications with the Board

Our board of directors believes that full and open communication between stockholders and members of our board is in our best interests and the best interests of our stockholders. Stockholders can contact any director or committee of the board by writing to the Chairman of the nomination and corporate governance committee, c/o DSP Group, Inc., 2580 North First Street, Suite 460, San Jose, CA 95131. The Chairman of the nomination and corporate governance committee will determine the extent to which such stockholder communications should be disseminated to other members of the board and what response, if any, should be made to such communications. Comments or complaints relating to our accounting, internal accounting controls or auditing matters may be referred directly to our audit committee by writing to the Chairman of the audit committee, c/o DSP Group, Inc., 2580 North First Street, Suite 460, San Jose, CA 95131.

Stockholder Proposals

The nomination and corporate governance committee will consider stockholder proposals properly submitted to us, including recommendations of qualified director nominee(s), in accordance with the procedures set forth below. In order to have a proposal considered by the nomination and corporate governance committee for the 2012 annual meeting, a stockholder must submit its proposal and other relevant information in writing to the attention of our Secretary at our principal executive offices no later than December 7, 2011. With respect to general stockholder proposals, the stockholder must submit the following relevant information: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, (v) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of our common stock) has been made, the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of our common stock (each, a “Relevant Hedge Transaction”), (vi) as to the stockholder giving the notice and any Stockholder Associated Person, to the extent not set forth pursuant to the immediately preceding clause, (a) whether and the extent to which such stockholder or Stockholder Associated Person has direct or indirect beneficial ownership of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to our common stock, whether or not such instrument or right shall be subject to settlement in the underlying common stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our common stock (a “Derivative Instrument”), (b) any rights to dividends on our common stock beneficially owned by such stockholder that are separated or separable from the underlying shares of our common stock, (c) any proportionate interest in shares of our common stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a partner or, directly or indirectly, beneficially owns an interest in a partner and (d) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our common stock or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date); and (vii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934 in his or her capacity as a proponent to a stockholder proposal. A “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our common stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person. Subject to any exclusions permitted by applicable law, only stockholder proposals submitted in accordance with the above requirements will be presented at any annual meeting. The chairman of the meeting may, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and, if he should so determine, he may so declare at the meeting that any such business not properly brought before the meeting will not be transacted.

With respect to recommendations of director nominee(s), the stockholder must submit the following relevant information in writing to the attention of our Secretary at our principal executive offices no later than December 7, 2011: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of our common stock which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) the information set forth in the above paragraph relating to general stockholder proposals. Once the nomination and corporate governance committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nomination and corporate governance committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

The nomination and corporate governance committee will not evaluate candidates differently based on who has made the proposal. The committee will consider candidates for the board from any reasonable source, including stockholder recommendations. The committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used for the slate of director nominees at this annual meeting since all directors nominated are for re-election, and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

Greater detail about the submission process for stockholder proposals are set forth in our bylaws, a copy of which may be obtained by making a written request to our Secretary at the address of our principal executive offices.

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Code of Business Conduct and Ethics

Our board of directors adopted a code of business conduct and ethics in July 2003 and further amended it in January 2005. This code applies to all of our employees and is posted on our web site at www.dspg.com. The code satisfies the requirements under the Sarbanes-Oxley Act of 2002, as well as NASDAQ rules applicable to issuers listed on NASDAQ. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the code with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the code with respect to the remainder of the employees may be granted by the corporate compliance officer, which is currently our Chief Financial Officer. Any waivers to the code and any amendments to the code applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our web site. Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

Our board of directors adopted a set of corporate governance guidelines in January 2011. The guidelines set forth the practices our board follows with respect to, among other things, the composition of the board and board committees, director responsibilities, director continuing education and performance evaluation of the board. The guidelines are posted on our web site at www.dspg.com.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 18, 2011, by (i) each stockholder known to us to own beneficially more than 5% of our common stock; (ii) each of our directors as of March 18, 2011; (iii) the named executive officers; and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, the address of each of the executive officers and directors is c/o DSP Group, Inc., 2580 North First Street, Suite 460, San Jose, CA 95131.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting power and/or investment power with respect to securities. The percentages are based on 23,375,448 shares of our common stock as of March 18, 2011. Shares of common stock subject to options or stock appreciation rights currently exercisable or exercisable within 60 days of March 18, 2011 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the options or stock appreciation rights, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Shares Beneficially Owned	Approximate Percent Beneficially Owned	Options and Stock Appreciation Rights Included in Shares Beneficially Owned (9)
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	4,374,325	18.7%	—

FMR LLC (2) Edward C. Johnson III 82 Devonshire Street Boston, Massachusetts 02109	1,977,465	8.5%	—

Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	1,807,937	7.7%	—

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,194,910	5.1%	—

Eliyahu Ayalon	536,327	2.2%	526,458
Ofer Elyakim	171,711	*	166,930
Boaz Edan (5)	261,500	1.1%	261,500
Brian Robertson (6)	58,000	*	58,000
Dror Levy	128,073	*	128,073
Lior Blanka (7)	80,365	*	80,365
Eli Fogel (8)	137,469	*	137,469
Zvi Limon	196,666	*	196,666
Reuven Regev	—	*	—
Yair Seroussi	105,000	*	105,000
Yair Shamir	190,000	*	190,000
Louis Silver	192,651	*	192,651
Patrick Tanguy	127,651	*	127,651
All directors and executive officers as a group (13 persons)	2,185,413	8.5%	2,112,763

*	Less than 1%
(1)	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 11, 2011, with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2010.
(2)	Based on a Schedule 13G/A filed by FMR LLC on February 14, 2011 with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2010.
(3)	Based on a Schedule 13G filed by Dimensional Fund Advisors LP on February 11, 2011, with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2010.
(4)	Based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2011, with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 2010.
(5)	Mr. Boaz resigned as our Chief Operating Officer in May 2010 and was no longer deemed an executive officer of the company.
(6)	Mr. Robertson resigned as our President in August 2010 and was no longer deemed an executive officer of the company.
(7)	Mr. Blanka became our Chief Technology Officer in July 2010 and was appointed as an executive officer of the company in January 2011. Mr. Blanka was not a named executive officer as of December 31, 2010.
(8)	Mr. Fogel resigned as our Chief Technology Officer in July 2010 and was no longer deemed an executive officer of the company.
(9)	For purposes of the above table, with respect to stock appreciation right awards granted to all of our executive officers, the number of shares of our common stock subject to stock appreciation right awards that are currently exercisable or exercisable within 60 days of March 18, 2011 is calculated based on 50% of the units subject to such awards for grants prior to 2009, are calculated based on 75% of the units subject to such awards for grants in 2009, and are calculated based on 67% of the units subject to such awards for grants in 2010 and 2011. Our directors do not receive stock appreciation right awards.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2010.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,163,770	$15.92	1,021,908	(1)
Equity compensation plans not approved by security holders (2)	6,913,716	$12.55	1,388,902
Total	8,077,486	$13.03	2,410,810

(1)	The amount includes 457,451 shares of common stock available for future issuance under our 1993 Employee Stock Purchase Plan as of December 31, 2010.
(2)	Neither the Amended and Restated 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”) nor the Amended and Restated 2003 Israeli Share Incentive Plan (the “2003 Plan”) was previously approved by our stockholders. The total number of shares of common stock available for the grant of options under the 2003 Plan is increased on the first day of each calendar year beginning in 2004 by a number of shares equal to three percent of the number of shares of our common stock outstanding as of such date or a lesser number as determined by the administrator of the plan. In 2004, we granted stock options to purchase a total of 239,000 shares of common stock outside of stockholder-approved stock option plans in connection with our acquisition of the Wi-Fi assets of Bermai, Inc., of which 35,250 were outstanding as of December 31, 2010. Further, in 2007, we granted stock options to purchase a total of 235,000 shares of common stock outside of stockholder-approved stock option plans in connection with our acquisition of the cordless and VoIP terminals business of NXP B.V. of which 80,000 were outstanding as of December 31, 2010.

Amended and Restated 1998 Non-Officer Employee Stock Option Plan

Our board of directors adopted the 1998 Plan in November 1998. As of December 31, 2010, 5,062,881 shares of common stock were authorized and 315,577 shares of common stock remained available for grant. The board of directors, or a committee designated by the board of directors, administers the 1998 Plan. The administrator has the sole discretion to interpret any provision of the 1998 Plan, and to determine the terms and conditions of awards of non-qualified stock options or stock appreciation rights under the 1998 Plan. Options and stock appreciation rights currently may be granted to our employees and employees of any of our subsidiaries. Officers may not be granted options or stock appreciation rights under the 1998 Plan. The material features of the 1998 Plan are summarized below.

Term.    The term of each option or stock appreciation right shall be stated in the applicable option or stock appreciation right agreement.

Exercise Price or Base Appreciation Right.    The exercise price per share of common stock for an option and the base appreciation amount for a stock appreciation right shall be determined by the administrator.

Vesting.    Each option or stock appreciation right shall vest in accordance with a schedule as determined by the administrator.

Early Exercise.    An option may include a provision whereby the participant may elect to exercise any part or all of the option prior to vesting of the option. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or any other restriction the administrator determines to be appropriate.

Transferability.    Options and stock appreciation rights are transferable to the extent provided in the applicable option agreement or stock appreciation right agreement.

Termination of Employment.    A participant may not exercise an option or stock appreciation right after the termination of the participant’s employment, director or consulting relationship with us or with any of our subsidiaries, except to the extent specified in the applicable option or stock appreciation right agreement. Where the option or stock appreciation right agreement permits the exercise of the option or stock appreciation right following termination of the participant’s employment or other service relationship with us or any of our subsidiaries, the option or stock appreciation right shall terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option or stock appreciation right, which ever occurs first.

Acquisition of the Company.    If we are acquired whether by sale, transfer of assets, merger or similar transaction, the administrator shall have the authority to provide for the full automatic vesting and exercisability of one or more outstanding unvested options or unvested stock appreciation rights under the 1998 Plan on such terms and conditions as the administrator may specify.

Amendment and Termination of the Plan.    The 1998 Plan will continue until it is terminated by the board of directors. The board may amend the 1998 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board of directors or stockholders may alter or impair any option or stock appreciation right previously granted under the 1998 Plan. No option or stock appreciation right may be granted during any suspension of or after termination of the 1998 Plan.

Amended and Restated 2003 Israeli Share Incentive Plan

Our board of directors adopted the 2003 Plan in November 2002. As of December 31, 2010, 7,777,117 shares of common stock were authorized and 1,073,325 shares of common stock remained available for grant. Pursuant to the plan terms, the number of shares authorized for issuance is increased annually on the first business day of each calendar year equal to three percent of the number of shares of our common stock issued and outstanding as of such date or a lesser number of shares as determined by the board of directors. The board of directors, or a committee designated by the board of directors, administers the 2003 Plan. The administrator has the sole discretion to interpret any provision of the 2003 Plan and to determine the terms and conditions of the options and stock appreciation rights issued under the 2003 Plan. Options and stock appreciation rights currently may be granted to our employees and other service providers and employees and other service providers of any of our subsidiaries. The material features of the 2003 Plan are summarized below.

Term.    The term of each option or stock appreciation right shall be stated in the applicable option agreement or stock appreciation right agreement.

Exercise Price or Base Appreciation Right.    The exercise price per share of common stock for an option and the base appreciation amount for a stock appreciation right shall be determined by the administrator and will be set forth in the applicable option or stock appreciation right agreement.

Vesting.    Each option or stock appreciation right shall vest in accordance with a schedule as determined by the administrator.

Transferability.    Options and stock appreciation rights are non-transferable except as provided in the option or stock appreciation right agreement. During the lifetime of the participant, the option or stock appreciation right may be exercised only by the participant.

Termination of Employment.    In the event a participant’s employment relationship with us or any of our subsidiaries is terminated other than for cause or as a result of death or disability, the vested portion of the option or stock appreciation right shall be exercisable for 90 days after the date of termination. In the event a participant’s employment relationship with us or any of our subsidiaries is terminated as a result of death or disability, the vested portion of the option or stock appreciation right shall be exercisable for 12 months after the date of termination. In the event a participant’s employment relationship with us or any of our subsidiaries is terminated for cause, the option or stock appreciation right shall immediately terminate and cease to be exercisable. In no event shall an option or stock appreciation right be exercisable after the expiration date of the option or stock appreciation right.

Acquisition of the Company.    The terms of an option or stock appreciation right agreement may provide for the full automatic vesting and exercisability of the option or stock appreciation right in the event we are acquired by sale, transfer of assets, merger or similar transaction.

Amendment and Termination of the 2003 Plan.    The board of directors may amend the 2003 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board of directors or stockholders may alter or impair any option or stock appreciation right previously granted under the 2003 Plan.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. Our compensation policy, as established by the compensation committee of our board of directors, is designed to attract, motivate and retain highly talented individuals who will contribute to our long-term success, reward our executive officers who contribute to our positive financial performance and provide a strong link between our executive officers’ compensation and long-term interests of our stockholders. We believe that our executive officers’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and ultimately the management of the company by our executive officers. The various compensation levels for our executive officers are set based on the scope of their responsibilities and performance. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain key personnel, while providing them incentives to maximize long-term value for our company and stockholders. We further believe that the executive officers’ total annual cash compensation should vary with the company’s performance and that the higher an executive officer’s level of responsibility within the company, the greater the percentage of such executive officer’s compensation should be tied to the company’s performance. However, notwithstanding the above principles, we rely upon judgment and not rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. The compensation committee has complete discretion over each element of our executive officers’ compensation, except, starting in 2011, to the extent the company’s performance-based bonus plan applies.

The compensation committee, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish the overall compensation strategy for the company, including reviewing, analyzing and approving the compensation structure for our Executive Chairman of the board, Chief Executive Officer, other executive officers and other key employees each year; and administer our incentive compensation and benefit plans, 401(k) plan and employee stock purchase plan. The compensation committee regularly updates the board of directors with respect to its undertakings in establishing the company’s overall compensation strategy. Messrs. Limon, Shamir and Silver were the members of the compensation committee in 2010, with Mr. Shamir acting as the Chairman.

Role of Chief Executive Officer and Compensation Consultants in Compensation Decisions

Mr. Elyakim, our Chief Executive Officer, reviews the performance of each executive officer (other than himself and Mr. Ayalon). Mr. Elyakim’s assessment of the performance of each such executive officer, and the individual and corporate performance of each such executive officer and his conclusions thereon, including his recommendations with respect to salary adjustments and annual award amounts, are then reviewed by Mr. Ayalon, our Executive Chairman of the Board. Mr. Ayalon then reviews and presents his recommendation with respect to salary adjustments and annual award amounts, including Mr. Elyakim but not himself, to the compensation committee in connection with the committee’s annual review of each executive officer’s total compensation. While the committee considers Mr. Ayalon’s and Mr. Elyakim’s recommendations, it independently evaluates the recommendations and makes all final compensation decisions.

Mr. Ayalon has announced his resignation as Executive Chairman, effective May 31, 2011, after which he will serve as a non-executive Chairman. Notwithstanding the fact that Mr. Ayalon has announced his resignation as the Executive Chairman of the board, the same procedure will continue to apply as the compensation committee greatly values Mr. Aaylon’s insights about our people. As a result, the compensation committee will continue to solicit Mr. Ayalon’s assessment of the performance of each executive officer (other than himself), based on Mr. Elyakim’s initial review, in connection with its annual review of each executive officer’s total compensation.

Neither Messrs. Ayalon nor Elyakim makes any recommendations as to his own compensation and such decisions are made solely by the compensation committee.

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of our executive officers’ compensation. No compensation consultant was engaged by the compensation committee in 2010. In connection with deliberations associated with establishment of a performance-based bonus plan, including the parameters for the 2011 performance-based bonus plan, the compensation committee engaged the services of Compensia, a compensation consultant, in 2011 to provide the committee with general comparative information about executive compensation of peer companies, general observations about the compensation elements of executive officers of peer companies, general observations about retirement and termination data of executive officers of peer companies and general observations about our executive compensation program. Compensia did not directly recommend any specific compensation elements or specific parameters for the 2011 performance-based bonus plans. No member of the compensation committee or management has any affiliation with Compensia.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, bonus and long-term incentive compensation consisting of grants of stock options and stock appreciation rights. The overall compensation of our executive officers is set by the compensation committee, in consultation with the board of directors, after an annual review by the compensation committee of each executive officer’s overall performance for the prior year and the overall performance of the company for the prior year. Prior to 2011, the compensation committee did not set specific goals for its executive officers to achieve, other than the general goals of positive financial results, growth of the company’s business and dutiful completion of responsibilities consistent with the position of the executive officers. Prior to 2011, the compensation committee did not follow a specific set of guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. As discussed below, starting in 2011, one element of executive compensation established by our board, in consultation with the compensation committee, is a performance-based bonus plan.

Base Salary.    The base salaries of our executive officers are set by the compensation committee. When setting base salary levels, the compensation committee considers competitive market conditions for executive compensation, the company’s performance, the performance of the individual executive officer for the then completed year and any promotion or other change in job responsibility of the individual executive officer. The determination of the base salaries of the executive officers is discretionary; no specific goals are considered and no specific weigh is given to any particular goal achieved or any other factor by the compensation committee in its annual review. In January 2010, the compensation committee approved an increase of Mr. Elyakim’s base salary to $260,000 (denominated in U.S. dollar), effective February 2010. In approving the increase, the compensation committee considered Mr. Elyakim’s performance as the company’s new Chief Executive Officer and the competitive market conditions for executives in similar roles within the same industries.

Bonus.    In consideration of the small size of our management team, the flexibility offered by a less formula-based bonus plan and the recognition that the long-term success of the company is achieved by the attainment of various strategic goals and not singular focus on specific financial metrics, prior to 2011, the compensation committee annually evaluated the performance of, and set the cash bonuses payable to, our Executive Chairman, Chief Executive Officer and other executive officers based on a broad set of corporate and personal performance goals. The bonus amounts payable to our executive officers, if any, were at the complete discretion of the compensation committee. Nonetheless, the compensation committee considered a variety of factors when assessing whether a bonus was appropriate for a particular executive officer. The performance factors utilized by the compensation committee included the following: (1) changes in sales of our products and our profitability during the year; (2) our performance in penetrating new markets for our products; (3) our success in executing on our long-term strategic goals; (4) the company’s success in improving its gross margins and reducing its total operating expenses; (5) the company’s success in restructuring various operations, including its European operations; (6) each executive officer’s overall individual performance in his position and his relative contribution to our corporate performance during the year; and (7) the desire of the board of directors to retain the executive officer in light of the level of competition for executive talent within the industry. No specific weigh was given to any particular goal achieved or any other factor. The compensation committee did not set a fixed minimum or maximum payout amount for any executive officer’s annual discretionary bonus. In January 2011, the compensation committee approved a discretionary bonus for 2010 of $90,000 for each of Messrs. Ayalon and Elyakim and $45,000 for Mr. Dror Levy, our Chief Financial Officer. No other named executive officer was granted a discretionary bonus for 2010.

Performance-Based Bonus Plan.    In January 2011, our board approved a performance-based bonus plan applicable for our Chief Executive Officer, Chief Financial Officer and other members of the management team of the company. The payment of bonuses under the performance-based bonus plan for a particular year is based upon our achievement of financial performance, consisting of annual revenue and operating income targets and new products backlog, based on our annual budget for the year which would be approved by the board in its regularly schedule January meeting each year. Bonuses under the plan will be capped and no bonuses would be payable for a particular year if we fail to achieve above 90% of the target annual revenue based on the board-approved annual budget for the year. Payment of bonuses (if any) under the performance-based bonus plan would be made in the following year. Any such bonuses would be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

The 2011 performance-based bonus plan applicable for our Chief Executive Officer, Chief Financial Officer and other members of the management team is effective as of January 1, 2011. The following is a description of the plan. Due to their strategic significance, we believe that the disclosure of the 2011 annual revenue, operating income and backlog targets for new products, as well as the individual performance goals, under the plan would cause competitive harm to us and therefore are not disclosed.

Chief Executive Officer

Criteria	% of Total Bonus

A. Annual Revenue Target

A = 60% x Annual Revenue Score

Annual Revenue Score:

•    0 if annual revenue is at or below 90% of plan

•    0.7 if annual revenue meets plan

•    1.05 if annual revenue is 10% above plan

•    1.4 if annual revenue is at or above 20% of plan

The payout based on the annual revenue score is linear between any two points.

B. Annual Operating Income Target

B = 20% x Annual Operating Income Score

Annual Operating Income Score:

•    0 if annual operating income is at or below 80% of plan

•    0.7 if annual operating income meets plan

•    1.05 if annual operating income is at or above 20% of plan

•    1.4 if annual operating income is at or above 40% of plan

The payout based on the annual operating income score is linear between any two points.

Criteria	% of Total Bonus

C. Backlog Target for New Products determined as of 12/31/2011

C = 20% x New Products Backlog Score

New Products Backlog Score:

•    0 if no new products backlog

•    0.7 if new products backlog meets plan

•    1.05 if new products backlog is 20% above plan

•    1.4 if new products backlog is at or above 40% of plan

The payout based on the new products backlog score is linear between any two points.

Total	(A+B+C) x Annual Salary

The target bonus payout under the plan for our Chief Executive Officer is 0.7x of his annual base salary and the cap under the plan is 1.4x of his annual base salary.

Chief Financial Officer

Criteria	% of Total Bonus

A. Annual Revenue Target

A = 30% x Annual Revenue Score

Annual Revenue Score:

•    0 if annual revenue is at or below 90% of plan

•    0.35 if annual revenue meets plan

•    0.52 if annual revenue is 10% above plan

•    0.7 if annual revenue is at or above 20% of plan

The payout based on the annual revenue score is linear between any two points.

B . Annual Operating Income Target

B = 30% x Annual Operating Income Score

Annual Operating Income Score:

•    0 if annual operating income is at or below 80% of plan

•    0.35 if annual operating income meets plan

•    0.52 if annual operating income is 20% above plan

•    0.7 if annual operating income is at or above 40% of plan

The payout based on the annual operating income score is linear between any two points.

Criteria	% of Total Bonus

C. Backlog Target for New Products determined as of 12/31/2011

C = 10% x New Products Backlog Score

New Products Backlog Score:

•    0 if no new products backlog

•    0.35 if new products backlog meets plan

•    0.52 = if new products backlog is 20% above plan

•    0.7 = if new products backlog is at or above 40% of plan

The payout based on the new products backlog score is linear between any two points.

D. Individual Performance Goals	D = 30% x Individual Performance Goal Score

Total	(A+B+C+D) x Annual Salary

The individual performance goals for our Chief Financial Officer were not determined by the board at its January 31, 2011 meeting. Such individual performance goals will be determined by the board in the course of 2011, in its sole discretion, taking into account such tangible and intangible individual performance factors as it considers appropriate, including the Chief Financial Officer’s relative contribution to our performance during fiscal 2011. The board’s determination as to whether individual performance goals of the Chief Financial Officer have been met may be subjective in nature.

The target bonus payout under the plan for our Chief Financial Officer is 0.35x of his annual base salary and the cap under the plan is 0.7x of his annual base salary.

Rest of Management Team

Criteria	% of Total Bonus

A. Individual Performance Goal	A = 100% x Individual Performance Goal Score

Total	A x Annual Salary

The individual performance goals for the rest of our management team were not determined by the board at its January 31, 2011 meeting. Such individual performance goals will be determined by the board in the course of 2011, in its sole discretion, taking into account such tangible and intangible individual performance factors as it considers appropriate, including the individual management team member’s relative contribution to our performance during fiscal 2011. The board’s determination as to whether individual performance goals of each individual management team member have been met may be subjective in nature.

The target bonus payout under the plan for the rest of our management team is 0.35x of their respective annual base salaries and the cap under the plan is 0.7x of their respective annual base salaries.

Long-term Incentive Compensation.    Stock option grants and the grant of stock appreciation rights are made from time to time to our employees, including executive officers, whose contributions have or will have a significant impact on our long-term performance. We began to grant stock appreciation rights to our executive officers beginning in 2006 with a view to conserve the number of shares of our common stock authorized for issued under our various equity incentive plans. We believe that the grant of stock options and stock appreciation rights (1) align our executive officers’ interests with stockholder interests by creating a direct link between compensation and stockholder return; (2) give executive officers a significant, long-term interest in our success; and (3) help retain key executive officers in a competitive market for executive talent. We grant stock options and stock appreciation rights to our executive officers pursuant to our Amended and Restated 2001 Stock Incentive Plan (the “2001 Stock Plan”) and Amended and Restated 2003 Israeli Share Incentive Plan (the “2003 Stock Plan”). In 2010, we provided long-term awards to our executive officers through the grant of stock appreciation rights, which vest based on continued employment consistent with the general vesting schedules discussed below.

Compensation of Executive Chairman and Chief Executive Officer.    The compensation committee’s determination of Messrs. Ayalon and Elyakim’s remuneration generally was based upon methods consistent with those used for the other executive officers. The compensation committee additionally considered the following factors in evaluating the performance of, and setting the compensation for, each of Messrs. Ayalon and Elyakim: (1) changes in revenues and net income from the previous year; (2) changes in our market share as compared both to our industry peers and to the previous year; (3) changes in the stock price of our common stock as compared both to our industry peers and to the previous year; (4) his contribution to an enhanced research and development strategy in response to changing market trends; (5) his contribution to the hiring and retention of top management personnel; and (6) the time and effort that each individually applied in connection with the execution of his duties. With respect to the 2010 compensation for Messrs. Ayalon and Elyakim, the compensation committee also considered the company’s success in improving its gross margin and reducing total operating expenses, and the company’s success in restructuring its operations, including its European operations. With respect to Mr. Ayalon’s compensation, the compensation committee also considered the invaluable guidance and insight he provides to our Chief Executive Officer and his inputs on the strategic initiatives of the company in light of his deep understanding of our company, people and products and the semiconductor industry. The compensation committee believes that the salary and long-term incentive compensation paid to Messrs. Ayalon and Elyakim during 2010 were appropriate based on the above criteria.

Equity Incentive Programs

We intend that our equity incentive awards be the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our equity incentive awards as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

Equity incentive awards are granted based upon the compensation committee’s annual review of each executive officer’s performance for the prior year. The size of each grant is generally set at a level that the compensation committee deems appropriate to create a meaningful opportunity for stock ownership, the individual’s position with the company and the individual’s potential for future responsibility and promotion. In the grant of awards, the compensation committee further considers the executive officer’s past performance, the total compensation being paid to the executive officer, the number of options or stock appreciation rights awarded to the executive officer during previous years and the vesting status of such options or rights, and the comparability with option or stock appreciation right grants made to our other executives officers and similarly situated executive officers at peer companies. All awards of stock options and stock appreciation rights are made at the market price at the time of the awards. The determination for the grant of equity incentive awards is discretionary; no specific goals are considered and no specific weigh is given to any particular goal achieved or any other factor by the compensation committee.

Stock Option Awards Granted.    We grant stock option awards to our executive officers and key employees based upon the criteria discussed above. However, there is no set formula for the granting of stock option awards to individual executive officers. Generally, stock options previously granted to our executive officers vest as to 25% of the grant on the first anniversary of the grant date with the remaining options vesting quarterly over the next three years and expiring seven years from the grant date. Stock options previously granted to Mr. Ayalon vest as to 25% of the grant on the grant date with the remaining options vesting annually over the next three years and expiring seven years from the grant date. Only Mr. Robertson was granted a stock option to purchase 50,000 shares of our common stock in 2010.

Stock Appreciation Right Awards Granted.    Due to the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important for us to retain our executive officers and key employees, we realized that it is important that we explore the use of other forms of equity awards. During 2006, we began to grant our executive officers stock appreciation rights, capped with a ceiling. The stock appreciation right confers upon our executive officers the right to stock appreciation over a preset price during a specified period of time. When the stock appreciation right is exercised, the appreciation amount is paid by the issuance of shares of our common stock. For stock appreciation right awards granted prior to 2009, the maximum number of shares of our common stock issuable upon exercise of the stock appreciation right award equaled 50% of the number of stock appreciation rights granted. With respect to the stock appreciation right awards granted in 2009 to our executive officers, the maximum number of shares of our common stock issuable upon exercise of the stock appreciation right award equaled 75% of the number of stock appreciation rights granted. The change to the ceiling percentage was implemented in 2009 in recognition of the unprecedented market conditions in late 2008 and 2009 that drove down the stock price of the company’s stock significantly which resulted in approximately half of the outstanding equity awards to executive officers being out of the money. In January 2010, the compensation committee granted stock appreciation right awards to our executive officers with the maximum number of shares of our common stock issuable upon exercise of the stock appreciation right award equal to 67% of the number of stock appreciation rights granted.

Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting quarterly over the next three years and expiring seven years from the date of grant. Stock appreciation rights granted to Mr. Ayalon vest as to 25% of the grant on the grant date with the remaining stock appreciation rights vesting annually over the next three years and expiring seven years from the date of grant.

Grant of stock appreciation rights to our executive officers are generally made based upon the criteria discussed above. However, there is no set formula for the grant of stock appreciation rights to individual executive officers. During 2010, 2,236,700 stock appreciation right units were granted to our employees. Our named executive officers received 490,000 stock appreciation right units or 22% of the total stock appreciation right units granted in 2010. The amounts of the above referenced stock appreciation rights granted to each of the named executive officers in 2010 are specified in the 2010 grants of plan based awards table on page 30 of the proxy statement.

In January 2011, the compensation committee granted stock appreciation right awards to our executive officers with a ceiling such that the maximum number of shares of our common stock issuable upon exercise of the stock appreciation right award equals 67% of the number of stock appreciation rights granted.

Timing of Grants.    Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the compensation committee’s review of their individual performance during the prior year. Options and stock appreciation rights are not necessarily granted to each employee every year. Grants of stock options and/or stock appreciation rights to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee or board meeting following their hire date.

Stock Ownership Guidelines.    We do not current require our executive officers and members of our board to own a minimum number of shares of our common stock. The compensation committee is satisfied that stock and option holdings among our executive officers and directors are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Retirement Benefits and Perquisites

We do not offer any retirement benefits to our Israeli-based executive officers except for social benefits required pursuant to Israeli labor laws, or are common practice in Israel and are generally available to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability owed to Israeli employees upon termination of their employment. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance or pension fund, which accrued amount may be withdrawn by the employee after retirement or, subject to various tax restrictions in Israel, after leaving our employment. We generally provide all of our Israeli employees with a car for business-related purposes and pay the associated expenses (excluding personal taxes on such benefit). Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to each of the named executive officers in 2010 are specified in the summary compensation table on page 28 of the proxy statement.

With respect to Mr. Robertson, our President until August 2010, who was based in Switzerland, we paid half of the contributions to AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance) on Mr. Robertson’s behalf and he paid the other half of the contributions. Mr. Robertson also participated in our Swiss pension plan, which was formerly the NXP Semiconductors Switzerland AG pension plan that was transferred to us in connection with our acquisition of the cordless and VoIP terminals business of NXP B.V. in September 2007. The contributions and the benefits under the Swiss pension plan were determined by the rules and regulations in force at any given time of the relevant pension plan. We did not offer Mr. Robertson any retirement benefits that were not generally available to our Swiss employees in a managerial function. The amounts of the above referenced benefits contributed by us to Mr. Robertson in 2010 are specified in the summary compensation table on page 28 of the proxy statement.

We currently do not provide any material benefits to our executive officers that are not generally available to our employees.

Employment Agreements and Post-Termination Protection

The compensation committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. Moreover, employment agreements are generally customary for employees residing in Israel. We have entered into employment agreements with our named executive officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long-term goals. None of the employment agreements with our named executive officers provide for tax gross ups and none includes any “single trigger” change-in-control provisions. The employment agreements with our named executive officers are described starting on page 32 of the proxy statement.

Financial Restatements

The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the company’s executive officers. The limitation applies only to compensation which is not considered to be performance-based. Only our 2001 Stock Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under the plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Generally, our executive officers are granted stock options and stock appreciation rights under the 2001 Stock Plan and the 2003 Stock Plan. The compensation committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant. The compensation committee also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when the committee believes that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the executive officer’s performance. In addition, the compensation committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because: (1) a number of requirements must be satisfied in order for the compensation to qualify; and (2) uncertainties as to the application and interpretation surrounding this section currently exist.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this report.

Submitted by the compensation committee:

Zvi Limon

Yair Shamir

Louis Silver

2010 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by or paid to our Executive Chairman of the Board of Directors, principal executive officer, principal financial officer and the other executive officers whose total compensation in fiscal year 2010 exceeded $100,000 for the periods presented. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (6)	Option Awards ($) (7)	All Other Compensation ($) (8)	Total ($)
Eliyahu Ayalon (1) Chairman of the Board	2010	315,000	90,000	525,810	110,322	1,041,132
	2009	330,000	100,000	592,850	121,700	1,144,550
	2008	350,000	—	795,274	139,175	1,284,449

Ofer Elyakim (2)* Chief Executive Officer	2010	260,000	90,000	553,933	106,627	1,010,560
	2009	211,000	100,000	303,708	149,500	764,208
	2008	—	—	—	—	—

Brian Robertson (3)** President	2010	283,682	—	163,070	127,889	574,641
	2009	267,880	119,294	169,463	88,217	644,854
	2008	289,518	170,103	—	93,768	553,389

Boaz Edan (4)*** Chief Operating Officer	2010	92,120	—	—	36,394	128,514
	2009	217,000	—	348,164	76,600	641,764
	2008	246,806	—	458,944	80,642	786,392

Dror Levy*** Chief Financial Officer and Secretary	2010	184,838	45,000	260,316	82,037	572,191
	2009	172,400	55,000	228,534	74,500	530,434
	2008	183,094	—	273,784	86,875	543,753

Eli Fogel (5)*** Senior Vice President and Chief Technology Officer	2010	145,387	10,000	198,502	61,937	415,826
	2009	186,000	45,000	180,682	71,100	482,782
	2008	211,548	—	273,784	86,463	571,795

(1)	Mr. Ayalon was our Chief Executive Officer from 1996 to April 2005 and resumed such position again from January 2006 to July 2009. From November 22, 2008 to February 10, 2009, Mr. Ayalon took a temporary leave of absence in performing the functions of Chief Executive Officer to take on the position of Chair of the Likud Campaign Committee for the Israel Knesset election. Mr. Ayalon is currently our Executive Chairman of our board of directors.
(2)	Mr. Elyakim was appointed our President of South East Asia Operations and Director of Investor Relations, an executive officer position, in February 2009. He became our Chief Executive Officer in July 2009. Since Mr. Elyakim became a named executive officer only in 2009, no 2008 compensation amounts are provided.
(3)	Mr. Robertson resigned as our President in August 2010 and was no longer deemed an executive officer of the company.
(4)	Mr. Edan’s employment with the company terminated in May 2010 and was no longer deemed an executive officer of the company.
(5)	Mr. Fogel resigned as our Chief Technology Officer in July 2010 and was no longer deemed an executive office of the company.
(6)	Represents the bonus amounts awarded to Messrs. Ayalon, Elyakim Levy and Fogel in 2010 and 2009 at the discretion of the compensation committee of the board of directors. No bonus was awarded to Mr. Edan in 2009 and 2010, and no bonuses were awarded to the executive officers, other than Mr. Robertson, in 2008. The bonus amount paid in 2008 to Mr. Robertson represented a 2008 performance bonus of $25,000 at the discretion of the board of directors, as well as payments made pursuant to the retention bonus arrangements set forth in his prior employment agreement. The bonus amount paid in 2009 to Mr. Robertson represented a 2009 performance bonus of $30,000 at the discretion of the compensation committee of the board of directors, as well as a payment of $89,294 made pursuant to the retention bonus arrangements set forth in his prior employment agreement.

(7)	The amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”).
(8)	See the table captioned “2010 All Other Compensation” below for greater detail.
*	Mr Elyakim’s base salary from January 2009 to May 2009 was denominated in Hong Kong Dollars (HKD) as he was relocated to Hong Kong. From June 2009 to December 2009, his base salary was denominated in New Israeli Shekel (NIS) when he relocated back to Israel. The HKD and NIS amounts were translated into U.S. dollar at the average annual exchange rate of HKD and NIS, as applicable, into U.S. dollar.
**	Mr. Robertson’s base salary was denominated in Swiss Franc (CHF). The CHF amounts were translated into U.S. dollar at the average annual exchange rate of CHF into U.S. dollar.
***	Messrs. Edan and Fogel’s base salaries were, and Mr. Levy’s base salary is, denominated in New Israeli Shekel (NIS). The NIS amounts are translated into U.S. dollar at the average annual exchange rate of NIS into U.S. dollar.

2010 All Other Compensation

The following tables set forth all other compensation awarded to, earned by or paid to each of our named executive officers during fiscal year 2010. The NIS amounts relating to the 2010 all other compensation for Messrs. Ayalon, Elyakim, Edan, Levy and Fogel are translated into U.S. dollar at the average annual exchange rate of NIS into U.S. dollar. The Swiss Franc (CHF) amounts relating to the 2010 all other compensation for Mr. Robertson are translated into U.S. dollar at the average annual exchange rate of CHF into U.S. dollar.

Name	Israeli Social Benefits (1)	Car Allowance (2)	Education Fund (3)	Vacation (4)	Social Security Payments (5)	Disability Insurance Payments (6)	Other (7)	Total ($)
Eliyahu Ayalon	41,996	22,085	23,629	576	12,669	7,877	1,491	110,322
Ofer Elyakim	34,402	13,797	19,356	21,405	13,676	2,817	1,174	106,627
Boaz Edan	12,279	10,034	6,909	—	5,570	553	1,050	36,394
Dror Levy	24,639	23,455	13,864	4,310	12,941	1,294	1,534	82,037
Eli Fogel	19,380	16,779	10,904	2,164	9,914	872	1,923	61,937

(1)	Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment by the employer for any reason, including retirement, based on the most recent monthly base salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance or pension fund, which accrued amount may be withdrawn by the employee after retirement or, subject to various tax restrictions in Israel, after leaving our employment. The amounts represent the above referenced contributions we made on behalf of each of the named executive officers in 2010.
(2)	We generally provide all of our Israeli employees with a car for business-related purposes and pay the associated expenses (excluding personal taxes on such benefit).
(3)	As is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes, which amounts contributed by us to each of the named executive officers in 2010 are as specified.
(4)	Represents the dollar value of any positive difference between the vacation days to which the named executive officer is entitled in 2010 and the vacation days used by such named executive officer in 2010.
(5)	Represents payments we made to the Israeli government that the employees will receive in the event of unemployment or other disability.
(6)	As is customary in Israel, we make a payment of up to 2.5% of each employee’s monthly base salary to cover employer liability associated with employment disability.

(7)	Represents tax reimbursements and convalescence pay.

Name	Pension Fund Contributions ($) (1)	Car Allowance ($) (2)	Vacation (3)	Insurance Contributions (4)	Severance Payments (5)	Other (6)	Total ($)
Brian Robertson	22,589	23,325	—	21,830	46,500	13,645	127,889

(1)	Mr. Robertson participated in our Swiss pension plan, which was formerly the NXP Semiconductors Switzerland AG pension plan that was transferred to us in connection with our acquisition of the cordless and VoIP terminals business of NXP B.V. in September 2007. The contributions and the benefits under the Swiss pension plan are determined by the rules and regulations in force at any given time of the relevant pension plan.
(2)	We generally provide to Swiss employees above a certain managerial level with a car for business-related purposes and pay the associated expenses (excluding personal taxes on such benefit).
(3)	Represents the dollar value of the difference between the vacation days to which Mr. Robertson was entitled in 2010 and the vacation days used by Mr. Robertson in 2010.
(4)	Represents half of the contributions we made to AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance) on Mr. Robertson’s behalf. Mr. Robertson paid the other half of the contributions.
(5)	All employees of our Swiss subsidiary were entitled to severance payments in 2010 connection with closure of that subsidiary based on each employee’s age and time employed with the company.
(6)	Represents travel expense allowance.

2010 Grants of Plan Based Awards

The following table sets forth each equity award granted to our named executive officers during fiscal year 2010.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold (#)	Target (#)	Maximum (#)
Eliyahu Ayalon	1/27/2010	1/27/2010					116,666	(1)	$7.26	$7.26	525,810
Ofer Elyakim	1/27/2010	1/27/2010					116,666	(1)	$7.26	$7.26	553,933
Brian Robertson	1/27/2010	1/27/2010					50,000	(2)	$7.26	$7.26	163,070
Boaz Edan	—	—					—
Dror Levy	1/27/2010	1/27/2010					53,333	(1)	$7.26	$7.26	260,316
Eli Fogel	1/27/2010	1/27/2010					40,000	(1)	$7.26	$7.26	198,502

(1)	Represents shares underlying stock appreciation right units made pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan. Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting quarterly over the next three years and expiring seven years from the date of grant. Stock appreciation rights granted to Mr. Ayalon vest as to 25% of the grant on the grant date with the remaining stock appreciation rights vesting annually over the next three years and expiring seven years from the date of grant. When the vested stock appreciation rights granted in 2010 are exercised, the number of underlying shares that may be received upon exercise cannot exceed 67% of the number of stock appreciation right units granted.
(2)	Represents an option grant in 2010 from the 2001 Stock Incentive Plan.
(3)	Represents the fair value of the stock appreciation rights as of the date they were granted, computed in accordance with FASB ASC 718 but disregarding adjustments for forfeiture assumptions. For a discussion of valuation assumptions under FASB ASC 718, see Note 2 to our 2010 Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information concerning unexercised options and stock appreciation rights held by each of our named executive officers as of December 31, 2010. None of our named executive officers had any stock awards outstanding at fiscal year-end 2010.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (4)	Option Expiration Date (5)(6)(7)
Name	Exercisable		Unexercisable
Eliyahu Ayalon	110,000	(1)	—		—	23.88	07/04/2012
	40,000	(2)	—			28.59	4/05/2013
	50,000	(2)	—			21.7	1/24/2014
	82,500	(2)	27,500	(2)		10.23	1/30/2015
	93,750	(2)	93,750	(2)		5.97	2/02/2016
	29,167	(2)	87,500	(2)		7.26	1/27/2017

Ofer Elyakim	25,000	(1)	—		—	27.36	2/07/2013
	7,034	(2)	466	(2)		21.7	1/24/2014
	25,783	(2)	11,717	(2)		10.23	1/30/2015
	52,500	(3)	67,500	(3)		5.97	2/02/2016
	—		116,666	(2)		7.26	1/27/2017

Brian Robertson	37,500	(1)	12,500	(1)	—	15.79	4/30/2011
	28,125	(1)	39,375	(1)		5.97	4/30/2011
	—		50,000			7.26	4/30/2011

Boaz Edan	54,000	(1)	—		—	23.88	5/31/2012
	30,000	(2)	—			28.59	5/31/2012
	35,000	(2)	—			21.7	5/31/2012
	60,000	(2)	—			10.23	5/31/2012
	105,000	(2)	—			5.97	5/31/2012
	—		—			—	—

Dror Levy	15,000	(1)	—		—	23.88	7/04/2012
	10,000	(2)	—			28.59	4/05/2013
	18,750	(2)	1,250	(2)		21.7	1/24/2014
	24,063	(2)	10,938	(2)		10.23	1/30/2015
	29,531	(2)	37,969	(2)		5.97	2/02/2016
	—		53,333	(2)		7.26	1/27/2017

Eli Fogel	27,000	(1)	—		—	23.88	7/04/2012
	20,000	(2)	—			28.59	4/05/2013
	18,750	(2)	1,250	(2)		21.7	1/24/2014
	24,063	(2)	10,938	(2)		10.23	1/30/2015
	22,969	(2)	29,531	(2)		5.97	2/02/2016
	—		40,000	(2)		7.26	1/27/2017

(1)	Represents shares underlying stock options granted pursuant to our Amended and Restated 1991 Employee and Consultant Stock Plan, Amended and Restated 1998 Non-Officer Employee Stock Option Plan, Amended and Restated 2001 Stock Incentive Plan and Amended and Restated 2003 Israeli Share Incentive Plan.
(2)	Represents shares underlying stock appreciation rights granted pursuant to our Amended and Restated 2003 Israeli Share Incentive Plan.
(3)	Represents shares underlying stock option award granted pursuant to our 1998 Non-Officer Employee Stock Option Plan.

(4)	All stock options and stock appreciation rights were granted at fair market value on the grant date, as reported on NASDAQ.
(5)	Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting quarterly over the next three years and expiring seven years from the date of grant. Stock appreciation rights granted to Mr. Ayalon vest as to 25% of the grant on the grant date with the remaining stock appreciation rights vesting annually over the next three years and expiring seven years from the date of grant. The table sets forth the number of units granted pursuant to a stock appreciation right award. When the vested stock appreciation rights granted prior to 2009 are exercised, the number of underlying shares that may be received upon exercise cannot exceed 50% of the number of stock appreciation right units granted. When the vested stock appreciation rights granted in 2009 and 2010 are exercised, the number of underlying shares that may be received upon exercise cannot exceed 75% and 67%, respectively, of the number of stock appreciation right units granted.
(6)	Stock options granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining options vesting quarterly over the next three years and expiring seven years from the grant date. Stock options previously granted to Mr. Ayalon vest as to 25% of the grant on the grant date with the remaining options vesting annually over the next three years and expiring seven years from the grant date.
(7)	The expiration date for the options and SAR’s of Mr. Robertson and Mr. Edan are based on their retirement agreements (see page 34).

2010 Option Exercises and Stock Vested

None of our named executive officers exercised any options or stock appreciation rights during fiscal year 2010. None of our named executive officers has received any stock awards and therefore no shares were acquired upon vesting of any stock awards.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

Employment Agreements

Each of our named executive officers has a written employment agreement with us.

In April 1996, Eliyahu Ayalon entered into an employment agreement with DSP Group, Ltd., our wholly-owned subsidiary in Israel (“DSP Israel”), pursuant to which Mr. Ayalon was to serve as our President and Chief Executive Officer. Mr. Ayalon is employed at will. Mr. Ayalon’s current annual salary is $315,000, subject to adjustment from time to time. In addition to any other bonus program approved by the board, Mr. Ayalon is entitled to an annual bonus, the amount of which is determined in the sole discretion of the compensation committee of our board of directors. Mr. Ayalon’s employment agreement, as amended, provides for the following: (i) Mr. Ayalon’s base compensation is fixed at the commencement of each year but would not be subject to reduction during the term of the agreement, (ii) if Mr. Ayalon desires to terminate his employment agreement without good reason (as defined in the employment agreement), he will have to notify the company six months in advance and then all of his rights under the employment agreement would continue during the six-month notice period plus two years, and all equity awards held by Mr. Ayalon would accelerate and immediately vest 6 months following the date of such notice and be exercisable in whole or in part at any time from the date of the vesting of the equity awards for a period that is the longer of two years or as long as Mr. Ayalon serves as a board member, but not later than the expiration of the SARs/options based on their original terms, (iii) if the company terminates the agreement for cause, then no further payments would be made to Mr. Ayalon pursuant to the agreement and he would be subject to a one-year prohibition against competition in addition to the customary prohibitions against disclosure of trade secrets, (iv) if the company terminates the agreement without cause, then all rights of Mr. Ayalon under the agreement would continue for two years and all equity awards held by Mr. Ayalon would accelerate and immediately vest and be exercisable in whole or in part at any time from the date of the vesting of the equity awards for a period that is the longer of two years or as long as Mr. Ayalon serves as a board member, but not later than the expiration of the SARs/options based on their original terms, (v) in the event of death or permanent disability of Mr. Ayalon, all of his equity awards would accelerate and immediately vest and be exercisable in whole or in part at any time from the date of the vesting of the equity awards for a period of two years, and (vi) upon a change of control of the company but only if Mr. Ayalon’s employment is terminated, all of his rights under the employment agreement would continue for a period of two years and all equity awards held by Mr. Ayalon would accelerate and immediately vest and be exercisable in whole or in part at any time from the date of the vesting of the equity awards for a period that is the longer of two years or as long as Mr. Ayalon serves as a board member, but not later than the expiration of the SARs/options based on their original terms. In December 2010, Mr. Ayalon notified the company that he intended to resign as Executive Chairman and an executive officer of the company, effective as of May 31, 2011. Thereafter, Mr. Ayalon will continue as a non-executive director and Chairman of the board.

In connection with Ofer Elyakim’s appointment as our Chief Executive Officer in July 2009, he entered into an employment agreement with DSP Israel, effective July 1, 2009. Mr. Elyakim’s current annual salary is $260,000, subject to adjustment from time to time. In addition to any other bonus program approved by the board, Mr. Elyakim is entitled to an annual bonus, the amount of which is determined in the sole discretion of the compensation committee of our board of directors. Mr. Elyakim is employed at will. In January 2011, Mr. Elyakim’s employment agreement was amended to set forth that in the event Mr. Elyakim desires to terminate his employment with the company without good reason (as defined in his employment agreement), he will have to notify us nine months in advance. Similarly, if we desire to terminate Mr. Elyakim’s employment with the company without good reason, we will have to notify Mr. Elyakim nine months in advance. However, if we wish to terminate Mr. Elyakim’s employment but fails to provide him with the nine-months advance written notice, Mr. Elyakim would be entitled to receive an amount equal to the nine-months of his then-effective salary. Mr. Elyakim’s employment agreement does not provide for any additional compensation in the event of termination of his employment or the change in control of our company.

In June 2002, in connection with Dror Levy’s initial employment as our Controller, he entered into an employment agreement with DSP Israel. No further agreement was entered into with Mr. Levy when he became our Chief Financial Officer. Mr. Levy’s current annual salary is approximately $204,400, subject to adjustment from time to time (Mr. Levy’s salary is determined in NIS and is 60,000 NIS per month). In addition to any other bonus program approved by the board, Mr. Levy is entitled to an annual bonus, the amount of which is determined in the sole discretion of the compensation committee of our board of directors. Mr. Levy is employed at will. In January 2011, Mr. Levy’s employment agreement was amended to set forth that in the event Mr. Levy desires to terminate his employment with the company without good reason (as defined in his employment agreement), he will have to notify us five months in advance. Similarly, if we desire to terminate Mr. Levy’s employment with the company without good reason, we will have to notify Mr. Levy five months in advance. However, if we wish to terminate Mr. Levy’s employment but fails to provide him with the five-months advance written notice, Mr. Levy would be entitled to receive an amount equal to the five-months of his then-effective salary. Mr. Levy’s employment agreement does not provide for any additional compensation in the event of termination of his employment or the change in control of our company.

In connection with Lior Blanka’s initial employment as Corporate Vice President and Platform Division Manager of the company, he entered into an employment agreement with DSP Israel, effective July 2007. No further agreement was entered into with Mr. Blanka when he became our Chief Technology Officer. Mr. Blanka’s current annual salary is approximately $197,600, subject to adjustment from time to time (Mr. Blanka’s salary is determined in NIS and is 58,000 NIS per month). In addition to any other bonus program approved by the board, Mr. Blanka may be entitled to an annual bonus, the amount of which is determined in the sole discretion of the compensation committee of our board of directors. Mr. Blanka is employed at will. Mr. Blanka’s employment agreement sets forth that in the event Mr. Blanka desires to terminate his employment with the company without good reason (as defined in his employment agreement), he will have to notify us three months in advance. Similarly, if we desire to terminate Mr. Blanka’s employment with the company without good reason, we will have to notify Mr. Blanka three months in advance. Mr. Blanka’s employment agreement does not provide for any additional compensation in the event of termination of his employment or the change in control of our company.

In connection with Mr. Robertson’s initial employment as Vice President & BL Manager, Cordless & Internet Protocol Terminals after our acquisition of the cordless and VoIP terminals business of NXP B.V., he entered into an employment agreement with DSP Group Switzerland AG, our Swiss subsidiary (“DSP Switzerland”), effective September 1, 2007. In August 2010, DSP Switzerland and Mr. Robertson entered into a termination agreement. Pursuant to the termination agreement, Mr. Robertson resigned as our President effective August 20, 2010 and his employment with DSP Switzerland terminated on January 31, 2011. In connection with his termination of employment, Mr. Robertson received a severance payment of approximately $124,000, less statutory and contractual deductions. In accordance with the agreement relating to Mr. Robertson’s previously granted stock option awards, such stock options continued to vest until January 31, 2011 and such stock options were exercisable within 90 days thereafter. Mr. Robertson agreed to specified noncompetition and non-solicitation covenants for a period of 12 months from January 31, 2011, as well as confidentiality covenants agreed upon in his original employment agreement.

In May 1999, Mr. Edan entered into an employment agreement with DSP Israel, pursuant to which Mr. Edan was to serve as our Vice President of Operations. In October 2002, Mr. Edan became our Chief Operating Officer. Pursuant to a separation agreement we entered into with Mr. Edan, effective on November 30, 2009, his employment with us terminated on May 31, 2010. In accordance with the agreements relating to Mr. Edan’s previously granted equity awards, such equity awards accelerated and fully vested on May 31, 2010 and he has until May 31, 2012 to exercise such equity awards. Also pursuant to the separation agreement, Mr. Edan agreed to comply with specified noncompetition and non-solicitation covenants until May 31, 2013, as well as a specified non-disparagement covenant.

In July 2003, Mr. Fogel entered into an employment agreement with DSP Israel, pursuant to which Mr. Fogel was to serve as our Senior Vice President and Chief Technology Officer. In July 2010, Mr. Fogel resigned as our Chief Technology Officer and reduced his work time to 50%. In connection with these changes, Mr. Fogel’s employment agreement was amended, effective July 8, 2010, to provide that Mr. Fogel’s salary would be reduced to a gross monthly amount of NIS 30,000 (approximately U.S.$7,750).

Potential Payments Upon Termination or Change of Control

The following tables set forth the amount of compensation to each of Messrs. Ayalon, Elyakim, Levy and Fogel in the event termination of such executive officer’s employment or a change in control of our company occurred as of December 31, 2010.

Name: Eliyahu Ayalon	Termination for Cause ($)	Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination upon Death of Employee ($)	Termination w/o Cause or for Good Reason ($)	Upon a Change in Control and Termination ($)
Base Salary	—	963,801	—	963,801	963,801
Options/SARs (1)	—	386,750	—	386,750	386,750
Accrued Vacation Pay	13,841	13,841	13,841	13,841	13,841
Total	13,841	1,364,392	13,841	1,364,392	1,364,392

(1)	As of December 31, 2010 (the last trading day of fiscal 2010), Mr. Ayalon had 425,000 “in-the-money” SARs and no options outstanding.

Name: Ofer Elyakim	Termination for Cause ($)	Termination After Provision of Requisite Notice ($)	Termination w/o Provision of Requisite Notice ($)	Termination upon Death of Employee ($)
Base Salary	—	—	195,000	—
Options/SARs (1)	—	—	—	—
Accrued Vacation Pay	32,914	32,914	32,914	32,914
Total	32,914	32,914	227,914	32,914

(1)	As of December 31, 2010 (the last trading day of fiscal 2010), Mr. Elyakim had 295,000 “in-the-money” SARs and no options outstanding.

Name: Dror Levy	Termination for Cause ($)	Termination After Provision of Requisite Notice ($)	Termination w/o Provision of Requisite Notice ($)	Termination upon Death of Employee ($)
Base Salary	—	—	85,000	—
Options/SARs (1)	—	—	—	—
Accrued Vacation Pay	38,423	38,423	38,423	38,423
Total	38.423	38,423	123,423	38,423

(1)	As of December 31, 2010 (the last trading day of fiscal 2010), Mr. Levy had 170,000 “in-the-money” SARs and no options outstanding.

Name: Eli Fogel (1)	Termination for Cause ($)	Termination After Provision of Requisite Notice ($)	Termination w/o Provision of Requisite Notice ($)	Termination upon Death of Employee ($)
Base Salary	—	—	98,000	—
Options/SARs (2)	—	—	—	—
Accrued Vacation Pay	35,916	35,916	35,916	35,916
Total	35,916	35,916	133,916	35,916

(1)	In July 2010, Mr. Fogel resigned as our Chief Technology Officer and reduced his work time to 50%. As of Mr. Fogel’s resignation he was no longer deemed an executive officer of the company.
(2)	As of December 31, 2010 (the last trading day of fiscal 2010), Mr. Fogel had 130,000 “in-the-money” SARs and no options outstanding.

The following tables set forth the actual payments made to each of Messrs. Edan and Robertson in connection with their termination of employment with the company prior to and after December 31, 2010, respectively.

Name: Boaz Edan (1)	Termination as of May 31, 2010 ($)
Base Salary	—
Options/SARs (2)	77,000
Accrued Vacation Pay	—

(1)	Pursuant to a separation agreement we entered into with Mr. Edan, effective on November 30, 2009, his employment with us terminated on May 31, 2010.
(2)	In accordance with the agreements relating to Mr. Edan’s previously granted equity awards, such equity awards accelerated and fully vested on May 31, 2010 and he has until May 31, 2012 to exercise such equity awards. As of May 31, 2010, Mr. Edan had 161,875 SARs and no options vested and exercisable. As of December 31, 2010 (the last trading day of fiscal 2010), Mr. Edan had 140,000 “in-the-money” SARs and no options outstanding.

Name: Brian Robertson (1)	Termination as of January 31, 2011 ($)
Bonus and Severance Payment (2)	88,206
Options (3)	—
Total	88,206

(1)	Pursuant to a termination agreement entered into by DSP Switzerland and Mr. Robertson in August 2010, Mr. Robertson resigned as our President effective August 20, 2010 (after which he was no longer an executive officer of the company) and his employment with DSP Switzerland terminated on January 31, 2011.
(2)	The bonus amount paid to Mr. Robertson on January 31, 2011 was comprised of (a) a 2010 performance bonus of $10,374, (b) a $31,332 retention bonus paid in consideration of Mr. Robertson’s agreement to remain employed with the company until January 31, 2011 and the achievement of certain objectives, and (c) a severance payment of $46,500, which was payable to each employee of the company’s Swiss subsidiary based on such employee’s age and time employed with the company, in connection with the closure of that subsidiary.
(3)	In accordance with the agreement relating to Mr. Robertson’s previously granted stock option award, such stock options continued to vest until January 31, 2011 and such stock options were exercisable within 90 days thereafter.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of our board. We do not currently have a minimum share ownership requirement for our directors.

Cash Compensation Paid to Board Members

Directors who are also employees do not receive any additional compensation for their services as directors. Directors who are not employees receive an annual retainer of $32,000, payable in quarterly installments of $8,000 each. The retainer contemplates attendance at four board meetings per year. Additional board meetings of a face-to-face nature are compensated at a rate of $1,000 per meeting. In addition, committee meetings of a face-to-face nature and on a telephonic basis are compensated at a rate of $1,000 per meeting. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Stock Option Program

Each of our non-employee directors is also entitled to participate in our 1993 Director Stock Option Plan. The director option plan provides for the grant of non-statutory options to our non-employee directors. The director option plan is designed to work automatically; however, to the extent administration is necessary, it will be provided by our board of directors. The director option plan provides that each eligible director is granted an option to purchase 30,000 shares of our common stock on the date on which he first becomes a director (the “First Option”). Thereafter, each non-employee director is granted a subsequent option to purchase 15,000 shares of our common stock on January 1 of each year if, on such date, he shall have served on our board of directors for at least six months (a “Subsequent Option”). In addition, an additional option to purchase 15,000 shares of our common stock (a “Committee Option”) is granted on January 1 of each year to each non-employee director for each committee of the board on which he shall have served as a chairperson for at least six months.

The following table sets forth the compensation paid to each of our non-employee directors during fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($)
Zvi Limon (2)	39,000	—	91,185	130,185
Yair Seroussi (3)	38,000	—	45,593	85,593
Yair Shamir (4)	38,000	—	91,185	129,185
Louis Silver (5)	35,000	—	91,185	126,185
Patrick Tanguy (6)	38,000	—	45,593	85,593
Avigdor Willenz (7)	32,000	—	45,593	77,593

(1)	The amounts shown in this column do not reflect compensation actually received by the directors. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718.
(2)	On January 1, 2010, Mr. Limon was granted a Subsequent Option (15,000) and a Committee Option (15,000), each at an exercise price of $5.63 per share under the 1993 Director Stock Option Plan. As of December 31, 2010, Mr. Limon had outstanding stock options to purchase 326,666 shares of our common stock.
(3)	On January 1, 2010, Mr. Seroussi was granted a Subsequent Option (15,000) at an exercise price of $5.63 per share under the 1993 Director Stock Option Plan. As of December 31, 2010, Mr. Seroussi had outstanding stock options to purchase 120,000 shares of our common stock.
(4)	On January 1, 2010, Mr. Shamir was granted a Subsequent Option (15,000) and a Committee Option (15,000), each at an exercise price of $5.63 per share under the 1993 Director Stock Option Plan. As of December 31, 2010, Mr. Shamir had outstanding stock options to purchase 220,000 shares of our common stock
(5)	On January 1, 2010, Mr. Silver was granted a Subsequent Option (15,000) and a Committee Option (15,000), each at an exercise price of $5.63 per share under the 1993 Director Stock Option Plan. As of December 31, 2010, Mr. Silver had outstanding stock options to purchase 229,302 shares of our common stock.
(6)	On January 1, 2010, Mr. Tanguy was granted a Subsequent Option (15,000) at an exercise price of $5.63 per share under the 1993 Director Stock Option Plan. As of December 31, 2010, Mr. Tanguy had outstanding stock options to purchase 155,302 shares of our common stock.
(7)	On January 1, 2010, Mr. Willenz was granted a Subsequent Option (15,000) at an exercise price of $5.63 per share. As of December 31, 2010, Mr. Willenz had outstanding stock options to purchase 60,000 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

All transactions between us and our officers, directors, principal stockholders and affiliates have been and will be approved by a majority of our board of directors, including a majority of our disinterested, non-employee directors on the board, and have been or will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding related person transactions which is incorporated in the Charter of the Audit Committee. Pursuant to this policy, our Audit Committee must review and approve any such transactions.

PROPOSAL NO. 2

AMENDMENT AND RESTATEMENT OF THE 1993 EMPLOYEE STOCK PURCHASE PLAN

Our stockholders are being asked to approve an amendment and restatement of our 1993 Employee Stock Purchase Plan (the “Purchase Plan”). The proposed amendment and restatement of the Purchase Plan will increase the number of shares reserved for issuance under the Purchase Plan from 2,300,000 shares to 2,800,000 shares. The purpose of amending and restating the Purchase Plan is to enable us to continue to attract and retain talented employees by offering them participation in the Purchase Plan.

Our board of directors has approved the proposed amendment and restatement of the Purchase Plan as described above.

The purpose of the Purchase Plan is to provide our employees and employees of our subsidiaries with an opportunity to purchase common stock through accumulated payroll deductions. The Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). Accordingly, the provisions of the Purchase Plan will be construed so as to extend and limit participation in the Purchase Plan in a manner consistent with the requirements of the Code. The Purchase Plan is intended to enable us and our subsidiaries to attract and retain the best available personnel, to provide additional incentive to current employees, and to promote the success of the company’s business. The board of directors believes that our long-term success is dependent upon the ability of the company and our subsidiaries to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to us.

Subject to stockholder approval, we plan to register the additional 500,000 shares reserved under the Purchase Plan on a Registration Statement on Form S-8.

A general description of the principal terms of the Amended and Restated Purchase Plan as proposed is set forth below. However, the summary does not purport to be a complete description of all of the provisions of the Purchase Plan.

General Description

The Purchase Plan was adopted by our board of directors and approved by our stockholders in 1993. There are currently 2,300,000 shares of common stock reserved for issuance under the Purchase Plan. If the amendment and restatement of the Purchase Plan is approved by the stockholders, the number of shares of common stock reserved for issuance under the Purchase Plan will be increased by 500,000 shares from 2,300,000 shares to 2,800,000 shares. As of March 18, 2011, a total of 2,056,858 shares have been purchased under the Purchase Plan, and 243,142 shares of common stock remained available for purchase thereunder. As of March 18, 2011, the closing price of a share of our common stock as reported on the NASDAQ Global Select Market was $7.74.

The number of shares of our common stock reserved for issuance under the Purchase Plan is also subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the company.

The Purchase Plan is administered by the board of directors, or a committee of the board as designated by the board from time to time (the “Plan Administrator”), which has the authority to determine the terms and conditions under which purchase rights are to be granted under the Purchase Plan for any offering period during the term of the Purchase Plan, and to resolve all questions relating to the administration of the plan.

The purpose of the Purchase Plan is to provide our employees who participate in the Purchase Plan with an opportunity to purchase common stock through payroll deductions. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Code. Employees, including officers, of the company and certain of our subsidiaries (as designated by our board of directors) are eligible to participate in the Purchase Plan. Payroll deductions may be up to 10% (in whole percentage increments) of a participant’s compensation (as defined in the Purchase Plan). Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a participant’s payroll deductions may be decreased to zero percent during any purchase period that is scheduled to end during the relevant calendar year.

Any person who is employed by us or certain of our subsidiaries (as designated our board of directors) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan, provided that the employee is employed on the first trading day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to us a subscription agreement authorizing payroll deductions prior to the commencement of the applicable offering period, unless a later date is set by our board of directors for all eligible employees. At December 31, 2010, we had 414 employees.

The Purchase Plan has consecutive, overlapping offering periods of 24 months’ duration commencing each January 1 and July 1. The Plan Administrator may alter the duration of the offering periods if such change is announced at least 15 days prior to the scheduled beginning of the first offering period to be affected thereafter.

The price per share at which shares are sold under the Purchase Plan is equal to 85% of the fair market value of the common stock on the enrollment date or on the exercise date, whichever is lower. The fair market value of the common stock on a given date is the closing sale price of the common stock on the NASDAQ Global Select Market as of such date. The number of shares of common stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the company. We make no cash contributions to the Purchase Plan, but bear the expenses of administration.

At the beginning of an offering period, each participant will be granted the right to purchase up to the number of shares determined by dividing 10% of the participant’s compensation receivable during the offering period by the applicable purchase price. No employee shall be granted a purchase right under the Purchase Plan (1) if immediately after the grant of the purchase right, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the company or of any of our subsidiaries (including stock which may be purchased under the Purchase Plan or issued pursuant to any other options) or (2) which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the purchase right is granted) in any calendar year. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be carried over to the next purchase period or offering period, whichever applies, or returned to the participant, if the participant withdraws from the Purchase Plan.

A participant may increase or decrease the rate of his or her payroll deduction for the remainder of an offering period by filling out a new subscription agreement and delivering it to us (or our designee). The participant’s new subscription agreement will remain in effect for the entire offering period and each subsequent offering period, unless the participant further modifies his subscription or terminates his participation in the Purchase Plan.

A participant’s interest in a given offering period may be terminated in whole, but not in part, by delivering to us a written notice which indicates the participant’s withdrawal from such offering period. Such withdrawal may be elected at any time prior to the end of the applicable offering period. Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the succeeding offering period unless the participant delivers to us a new subscription agreement.

Upon termination of a participant’s employment relationship, including by virtue of his or her having failed to remain an employee with us for at least twenty (20) hours per week during an offering period in which the employee is a participant, the payroll deductions credited to such participant’s account during the offering period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto, and such participant’s option will be automatically terminated.

No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned, transferred or otherwise disposed of for any reason (other than by will and the laws of descent and distribution, as provided in the Purchase Plan) and any such attempt may be treated by us as an election to withdraw from the Purchase Plan.

Subject to any required action by our stockholders, in the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the company, an appropriate adjustment shall be made in the number of shares under the Purchase Plan and the price per share covered by each outstanding option. In the event of a proposed dissolution or liquidation of the company, the offering periods in progress will terminate immediately prior to the consummation of such dissolution or liquidation, unless otherwise provided by our board of directors. In the event of a sale of all or substantially all of the assets of the company, or the merger of the company with or into another corporation, each option under the Purchase Plan shall be assumed, or an equivalent option shall be substituted, by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new exercise date (the “New Exercise Date”). If the Plan Administrator shortens the offering period then in progress in lieu of assumption in the event of a sale of assets or merger as described above, the Plan Administrator shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the exercise date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the offering period.

Amendment and Termination of the Purchase Plan.

Our board of directors may amend the Purchase Plan at any time or from time to time or may terminate the Purchase Plan without approval of the stockholders. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to purchase rights granted to residents therein, we will obtain stockholder approval of any amendment to the Purchase Plan in such a manner and to such a degree as required. No amendment may alter any option previously granted under the Purchase Plan without the consent of the affected participant if such amendment would adversely affect the rights of the participant under the option, provided that the Purchase Plan or any one or more offering periods may be terminated by the Plan Administrator on any exercise date or by the Plan Administrator establishing a new exercise date with respect to any offering period and/or purchase period then in progress if the Plan Administrator determines that the termination of the Purchase Plan or such one or more offering periods is in the best interests of the company and our stockholders. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during offering periods, change the length of purchase periods within any offering period, change the length of subsequent offering periods, determine whether subsequent offering periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable and which are consistent with the Purchase Plan. The Purchase Plan will remain in effect until terminated by the board.

Amended Purchase Plan Benefits.

The benefits to be received by our employees pursuant to the amended and restated Purchase Plan are not determinable at this time.

The following table sets forth information with respect to purchases under the Purchase Plan during the fiscal year ended December 31, 2010. The executive group in 2010 consisted of Messrs. Ayalon, Elyakim, Robertson, Edan, Levy and Fogel. The non-executive director group in 2010 consisted of Messrs. Limon, Seroussi, Shamir, Silver, Tanguy and Willenz. Please note, however, that directors, other than our Executive Chairman, Mr. Ayalon, are not allowed to participate in the Purchase Plan.

Identity of Group	Purchases	% of Total Purchases (1)	Weighted Average Purchase Price Per Share ($)
Eliyahu Ayalon Executive Chairman of the Board	4,505	1%	4.7175
Ofer Elyakim Chief Executive Officer	4,502	1%	4.7175
Brian Robertson Former President	—	—	—
Boaz Edan Former Chief Operating Officer	—	—	—
Dror Levy Chief Financial Officer and Secretary	3,923	1%	4.7175
Eli Fogel Former Senior Vice President and Chief Technology Officer	3,072	1%	4.7175
Executive Group	16,002	4%	4.7175
Non-Executive Director Group	—	—	—
Non-Executive Employee Group	392,925	96%	4.7175

(1)	Based on a total of 408,927 shares of common stock purchased under the Purchase Plan during the fiscal year ended December 31, 2010.

Certain U.S. Federal Income Tax Information

The following summarizes the federal income tax consequences of participation under the Purchase Plan and certain tax effects to us based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the Purchase Plan is strongly urged to consult with his or her tax advisor regarding participation in the Purchase Plan.

The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the purchase right or purchase of shares. Amounts deducted from a participant’s pay under the Purchase Plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which such shares were acquired and more than one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as long-term capital gain. We will not be entitled to any income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of his or her death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting is required to approve the amendment and restatement of the Purchase Plan. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

PROPOSED AMENDMENT AND RESTATEMENT OF THE 1993 EMPLOYEE PURCHASE PLAN

PROPOSAL 3:

AMENDMENT AND RESTATEMENT OF THE 1993 DIRECTOR STOCK OPTION PLAN

Our stockholders are being asked to vote on the proposed amendment and restatement of our 1993 Director Stock Option Plan (the “Director Option Plan”) to increase the number of shares of common stock reserved for issuance under the Director Option Plan from 1,680,875 shares to 1,980,875. The purpose of amending and restating the Director Option Plan is to enable us to continue to attract and retain talented personnel for service as non-employee directors by offering them participation in the Director Option Plan.

Our board of directors has approved the proposed amendment and restatement of the Director Option Plan as described above.

Subject to stockholder approval, we plan to register the additional 300,000 shares reserved under the Director Option Plan on a Registration Statement on Form S-8.

A general description of the principal terms of the amended and restated Director Option Plan as proposed is set forth below. However, the summary does not purport to be a complete description of all of the provisions of the Director Option Plan. Only non-employee directors, currently consisting of Messrs. Limon, Regev, Seroussi, Shamir, Silver and Tanguy are eligible to participate in the Director Option Plan.

General Description.

In November 1993, our board of directors adopted the Director Option Plan, which was approved by our stockholders in January 1994. A total of 1,680,875 shares are currently reserved for issuance under the Director Option Plan. Options granted under the Director Option Plan are nonstatutory stock options. See “Federal Income Tax Information” below for information concerning the tax treatment of nonstatutory stock options. As of March 18, 2011, options to purchase approximately 1,106,968 shares of common stock were outstanding under the Director Option Plan, options to purchase a total of approximately 435,123 shares of common stock had been exercised under the Director Option Plan, and options to purchase approximately 138,784 shares of common stock remained available for grant thereunder. As of March 18, 2011, the fair market value of a share of our common stock as reported on the NASDAQ Global Select Market was $7.74.

Purposes of Director Option Plan.

The purposes of the Director Option Plan are to attract and retain the best available personnel for service as non-employee directors, to provide additional incentive to the non-employee directors, and to encourage their continued service on our board of directors.

Administration.

The Director Option Plan is administered by the board of directors, but all grants of options under the Director Option Plan are automatic and nondiscretionary and are made strictly in accordance with the terms of the Director Option Plan.

Automatic Option Grants.

The Director Option Plan currently provides that each eligible non-employee director is granted an option to purchase 30,000 shares of common stock on the date on which the non-employee director first becomes a director of the Company (the “First Option”). Thereafter, each non-employee director is granted an option to purchase 15,000 additional shares of common stock on January 1 of each year if, on such date, he shall have served on the Company’s board of directors for at least six months (a “Subsequent Option”). In addition, an option to purchase 15,000 shares of common stock is granted on January 1 of each year to each non-employee director for each committee of the board of directors on which he shall have served as a chairperson for at least six months (a “Committee Option”).

Subject to the provisions of the Director Option Plan, the board of directors has the authority, in its discretion, to determine the fair market value of our common stock, to determine the exercise price per share of options to be granted, to interpret the Director Option Plan, to prescribe, amend and rescind rules and regulations relating to the Director Option Plan, to authorize any person to execute on behalf of the company any instrument required to effectuate the grant of an option previously granted under the Director Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Director Option Plan. All decisions, determinations and interpretations of the board of directors are final and binding.

Eligibility.

The Director Option Plan provides that options may be granted only to non-employee directors.

Terms of Stock Options.

Each option granted under the Director Option Plan is to be evidenced by a written stock option agreement between us and the optionee and is subject to the following additional terms and conditions:

Exercise of the Options.    Any stock option granted under the Director Option Plan shall vest and become exercisable as to one-third of the shares of common stock subject to the option 12 months from the date of grant and shall vest and become exercisable as to an additional one-third of the shares of common stock subject to the option at the end of each 12 month period thereafter. The board of directors may accelerate the unvested portion of any option granted under the Director Option Plan and held by a director whose service to us as a director has terminated prior to the option being fully exercisable.

Exercise Price.    The exercise price of options granted under the Director Option Plan shall be 100% of the fair market value per share of common stock on the date of grant of the option.

Termination.    If a non-employee director ceases to serve as a director, he may, but only within three months after the date he ceases to be a director, exercise his options as to all or part of the shares as to which he was entitled to exercise at the date of such termination. The board of directors may extend the exercise period of an option held by a director whose term is expiring to any date prior to the option’s expiration date. In no event may an option be exercised after its expiration date.

Disability.    If a director is unable to continue his service as a non-employee director as a result of total and permanent disability, he may exercise, but only within six months from the date of such termination of service as a non-employee director, his options to the extent such options were exercisable at the date of termination. The board of directors may extend the exercise period of an option held by a director whose service to the company as a director has terminated due to disability. In no event may an option be exercised after its expiration date.

Death.    If a director should die during his service to the company, options may be exercised at any time within 12 months after the date of death by the director’s estate or a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the director continued living and remained in continuous service as a director for six months after the date of death. The board of directors may extend the exercise period of an option held by a director whose service to the company as a director has terminated due to death. If a director should die within three months after the termination of his service to the company as a director, the options may be exercised at any time within 12 months after the date of death by the director’s estate or a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that such options were exercisable at the date of termination, provided that the option is exercised no later than its expiration date. The board of directors may extend the exercise period of an option held by a director who dies within three months after the termination of his service to the company as a director. In no event may an option be exercised after its expiration date.

Term of Options.    The term of each option shall be 10 years from the date of the grant.

Nontransferability of Options.    An option is not transferable, or may not otherwise be disposed of, by a director, other than by will or the laws of descent and distribution, and is exercisable during the director’s lifetime only by the director.

Other Provisions.    The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Option Plan as may be determined by the board of directors.

Israeli Option Grant Program.    Effective January 1, 2003, stock options may be granted to eligible directors who are residents of Israel pursuant to a certain program under the Director Option Plan. Options granted pursuant to the program are eligible for favorable tax treatment under Israeli tax law. The option grants under the program to eligible directors who are Israeli residents are subject to the general terms of the Director Option Plan.

Adjustments, Dissolutions, Mergers and Asset Sales.

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the company, an appropriate adjustment shall be made in the number of shares under the Director Option Plan and the price per share covered by each outstanding option. In the event of the proposed dissolution or liquidation of the company, all outstanding options will terminate immediately prior to the consummation of such proposed action. However, the board of directors may, in its discretion, make provision for accelerating the exercisability of options outstanding under the Director Option Plan in the event of such a proposed dissolution or liquidation.

In the event of any of the following corporate transactions, each outstanding option under the Director Option Plan automatically shall become fully vested and exercisable immediately prior to the effective date of such corporate transaction:

•	the sale, transfer or other disposition of all or substantially all of the assets of the company in connection with the complete liquidation or dissolution of the company;

•	a merger or consolidation in which the company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the company is incorporated; or

•

any reverse merger in which the company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

Upon the consummation of any of the foregoing corporate transactions, all outstanding options under the Director Option Plan will terminate and be cancelled, unless the options are assumed by the successor corporation.

In the event of any change in control described below that does not also constitute one of the corporate transactions described immediately above, each outstanding option under the Director Option Plan automatically shall become fully vested and exercisable:

•

the direct or indirect acquisition of more than 50% of the stock of the company by any individual or entity pursuant to a tender or exchange offer which a majority of the directors do not recommend the stockholders accept; or

•

a change in composition of the board of directors over a period of thirty-six months such that a majority of the board members ceases to be comprised of board members who (a) have been continuous board members for a period of at least thirty-six months, or (b) have been board members for less than thirty-six months but were elected or nominated for election as board members by at least a majority of the board members described in clause (a) who were still in office at the time such election or nomination was approved by the board of directors.

In the event of a change in control as described above, all outstanding options shall remain exercisable until the termination of the applicable option term.

Amendment and Termination of the Director Option Plan.

The board of directors may amend the Director Option Plan at any time or from time to time or may terminate the Director Option Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Director Option Plan for which stockholder approval would be required under applicable law, as in effect at the time. In addition, no action by the board of directors or stockholders may alter or impair any option previously granted under the Director Option Plan, unless otherwise agreed to by the holder of such option and our board of directors. The Director Option Plan will terminate in January 2014.

Amended Director Option Plan Benefits.

Each of our non-employee directors receives automatic option grants under our Director Option Plan. The details of such grants are set forth above in the section entitled “Compensation of Directors.” The following table sets forth information with respect to options granted under the Director Option Plan during the fiscal year ended December 31, 2010. For purposes of describing the 2010 benefits below, the non-executive director group in 2010 consisted of Messrs. Limon, Seroussi, Shamir, Silver, Tanguy and Willenz.

In accordance with the rules of the Securities and Exchange Commission, we are required to disclose options granted under the Director Option Plan to the individuals and groups included in the table below. Please note, however, that the Director Option Plan only provides for grants to non-employee directors (as described above). Therefore, our executives and employees are not eligible to receive grants under the Director Option Plan.

Identity of Group	Purchases	% of Total Purchases (1)	Weighted Average Purchase Price Per Share
Eliyahu Ayalon Executive Chairman of the Board	—	—	—
Ofer Elyakim Chief Executive Officer	—	—	—
Brian Robertson Former President	—	—	—
Boaz Edan Former Chief Operating Officer	—	—	—
Dror Levy Chief Financial Officer and Secretary	—	—	—
Eli Fogel Former Senior Vice President and Chief Technology Officer	—	—	—
Executive Group	—	—	—
Non-Executive Director Group (2)	135,000	100%	5.63
Non-Executive Employee Group	—	—	—

(1)	Based on a total of 135,000 shares of common stock granted to our non-employee directors under the Director Option Plan during the fiscal year ended December 31, 2010.
(2)	Consisted of a Subsequent Option and a Committee Option granted to each of Messrs. Limon, Seroussi, Shamir, Silver, Tanguy and Willenz.

U.S. Federal Income Tax Information.

The grant of a nonstatutory stock option under the Director Option Plan will not result in any federal income tax consequences to the director or to the company. Upon exercise of a nonstatutory stock option, the director will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by a director with respect to shares acquired upon exercise of an option. Any gain or loss on the director’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

Absent special limitations on exercisability, in the event a nonqualified stock option is granted with an exercise price less than 100% of the fair market value of the common stock on the date of grant or amended in certain respects, such option may be considered deferred compensation and subject to Section 409A of the U.S. Internal Revenue Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the U.S. Internal Revenue Code which fails to comply with the rules of Section 409A, can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest.

The foregoing summary of the U.S. federal income tax consequences of Director Option Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. Reference should be made to the applicable provisions of the U.S. Internal Revenue Code. This summary does not purport to be complete and the summary does not discuss the tax consequences of a director’s death or the income tax laws of any municipality, state or foreign country to which the director may be subject.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting is required to approve the amendment and restatement of the Director Option Plan. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

PROPOSED AMENDMENT AND RESTATEMENT OF THE 1993 DIRECTOR STOCK OPTION PLAN

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be available via teleconference to respond to appropriate questions and to make a statement if he or she so desires, but no representative will be present at the annual meeting.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent accountants. However, the audit committee of the board of directors is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with Kost Forer Gabbay & Kasierer which set forth the terms by which Kost Forer Gabbay & Kasierer will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting is required to approve the ratification of the selection of Kost Forer Gabbay & Kasierer as our independent auditors for fiscal year 2011. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF

THE SELECTION OF KOST FORER GABBAY & KASIERER.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, that might incorporate future filings, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Additionally, the audit committee must approve all audit and non-audit services performed by the Company’s independent auditors. Furthermore, the audit committee is responsible for reviewing and evaluating the Company’s accounting principles and the Company’s system of internal accounting controls. Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, are responsible for auditing those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The audit committee relies, without independent verification, on the information provided to the committee and on the representations made by management and the independent auditors.

The audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company’s management and Kost Forer Gabbay & Kasierer, the Company’s independent auditors.

2.	The audit committee has discussed with Kost Forer Gabbay & Kasierer (a) their judgments as to the quality of the Company’s accounting policies, and (b) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3.	The audit committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

4.	The audit committee discussed with the Company’s senior management, Kost Forer Gabbay & Kasierer and internal auditors the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 in connection with the Annual Report on Form 10-K and other periodic filings with the Commission.

5.	The audit committee has received the written disclosures and the letter from Kost Forer Gabbay & Kasierer required by the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence. The audit committee considered whether the audit and non-audit services provided by Kost Forer Gabbay & Kasierer were compatible with maintaining its independence from the Company. Based on discussions with Kost Forer Gabbay & Kasierer, the audit committee determined that the audit and non-audit services provided to the Company by Kost Forer Gabbay & Kasierer were compatible with maintaining the independence of Kost Forer Gabbay & Kasierer.

6.	Based on the reviews and discussions referred to in paragraphs (1) through (5) above, the audit committee recommended to the Company’s board of directors, and the board approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, that was filed with the Securities and Exchange Commission on March 16, 2011.

7.	The audit committee has also recommended the selection of Kost Forer Gabbay & Kasierer and, based on the committee’s recommendation, the board of directors has selected Kost Forer Gabbay & Kasierer as the Company’s independent auditors for the fiscal year ending December 31, 2011. The board of directors is submitting the selection of Kost Forer Gabbay & Kasierer to the stockholders for ratification.

Submitted by the audit committee:

Zvi Limon

Yair Seroussi

Yair Shamir

Patrick Tanguy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Kost Forer Gabbay & Kasierer performed services for us in fiscal 2010 and 2009 related to financial statement audit work, quarterly reviews, Forms S-8 reviews, tax services, special projects and other ongoing consulting projects. Fees paid or accrued to Kost Forer Gabbay & Kasierer in fiscal 2010 and 2009 were as follows:

	2010	2009
Audit Fees (1)	454,000	531,000
Audit-Related Fees (2)	—	10,000
Tax Fees (3)	166,000	180,000
All Other Fees	—	—

(1)	Audit fees represent fees for the audit of consolidated financial statements for the fiscal years ended December 31, 2010 and 2009 and the review of financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-related fees represent fees for accounting professional services on actual or contemplated transactions.
(3)	Tax fees represent fees for professional services rendered by our auditors for tax compliance, tax planning and tax advice on actual or contemplated transactions and advisory services for other tax compliance matters.

The audit committee approved 100% of the above set forth fees in 2010 and 2009.

Audit and Non-Audit Services Pre-Approval Policy

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Kost Forer Gabbay & Kasierer, our independent auditors, must be approved in advance by the audit committee to assure that such services do not impair the auditors’ independence from the company. In January 2004, the audit committee adopted an audit and non-audit services pre-approval policy which sets forth the procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditors are to be pre-approved. Pursuant to the policy, certain services or category of services described in detail in the policy may be pre-approved generally on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of audit services, audit-related services, tax services and other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent auditors. The audit committee may also pre-approve particular services on a case-by-case basis. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the audit committee prior to being performed. The audit committee may delegate authority to pre-approve audit and non-audit services to any member of the audit committee, but may not delegate such authority to management. Our independent auditors and Chief Financial Officer are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval policy and the fees for the services performed to date.

PROPOSAL NO. 5

ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation arrangements must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the company and their personal performance. We believe our executive compensation arrangements strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•

Our compensation arrangements for the named executive officers are simple, consisting principally of base salary, annual bonus, which may or may not be awarded annually at the discretion of the compensation committee prior to 2011 and based on a performance-based bonus plan starting in 2011, and long-term incentive award, in the form of stock options or stock appreciation rights, which again may or may not be awarded annually at the discretion of the compensation committee.

•

We provide a significant part of executive compensation in the form of performance based incentives. Starting in 2011, our board established a performance-based bonus plan whereby bonuses are awarded under the plan based on achievement of the company’s financial goals based on an annual budget approved by our board. Bonuses under the performance-based plan are capped and no bonuses would be payable for a particular year if the company fails to achieve above 90% of the target annual revenue based on the board-approved annual budget for the year.

•

A significant portion of our named executive officer’s compensation is in the form of long-term incentive awards, currently consisting of stock options and stock appreciation rights. Such equity awards vest 25% on the first anniversary of the grant date and the remaining equity awards vest quarterly over the following three years.

•

We align base salaries with strong pay-for-performance orientation and our compensation committee generally takes a conservative approach on base salary increases. For example, the base salaries of our named executive officers were reduced in 2009 by ten percent from their respective 2008 amounts in consideration of deteriorating market conditions, our financial performance and the company’s desire to reduce operating expenses. The base salaries were restored to their respective 2008 amounts in 2010 for all of our named executive officers except Mr. Alayon. In addition, in 2008, a majority of our named executive officers received no increases from their 2007 base salaries.

•	We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

•	We do not provide tax gross-ups to our named executive officers.

•	None of the employment agreements with our named executive officers includes any “single trigger” change-in-control provisions or golden parachute arrangements.

•	The perquisites offered to our named executive officers based in Israel are those generally provided to all of our employees based in Israel.

•

The compensation committee is updated on compensation best practices and trends. The committee from time to time as appropriate engages the services of a compensation consultant to provide advice on compensation trends and market information to assist the committee in designing our compensation programs and making compensation decisions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors. The compensation committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 5.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 6

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as an advisory vote on executive compensation. By voting on this Proposal 6, stockholders may indicate whether they would prefer that we seek future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our board of directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the company and therefore our board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results that could occur over shorter periods of time. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes in response to the outcome of a prior advisory vote on executive compensation. We recognize that stockholders may have different views as to the best approach for the company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement for the 2011 annual meeting of stockholders should be every year, every two years, or every three years.”

This vote is advisory and not binding on the board of directors or the company in any way, however the board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE

EVERY THREE YEARS AS THE PREFERRED FREQUENCY WITH WHICH STOCKHOLDERS

ARE PROVIDED WITH AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to Be Brought Before an Annual Meeting and Considered for Inclusion in our Proxy Materials.    In addition to submitting information related to the proposal as described elsewhere in this proxy statement, pursuant to Rule 14a-8 under the Exchange Act and the Company’s bylaws, stockholder proposals intended for consideration by the Company for presentation and inclusion in its proxy materials for the annual meeting of stockholders to be held in 2012 must be received by Dror Levy, Secretary, DSP Group, Inc., 2580 North First Street, Suite 460, San Jose, CA 95131, no later than December 7, 2011 in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority.    The proxies to be solicited by our board of directors for the 2012 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by February 20, 2012.

OTHER MATTERS

Annual Report

Our annual report for the fiscal year ended December 31, 2010 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

Our annual report on Form 10-K for the fiscal year ended December 31, 2010 is included in the annual report for the fiscal year ended December 31, 2010, which is mailed concurrently with the mailing of these proxy materials. Upon written request to our Secretary, Dror Levy, at the address of our principal executive offices, the exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

Internet Availability of Proxy Materials

In addition to the mailing, the notice of the annual meeting, this proxy statement and the proxy card are available for your review, print and download on our website at www.dspg.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Householding of Annual Meeting Materials

In December 2000, the Securities and Exchange Commission adopted new rules that permit us to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. Upon written request to our Secretary, Dror Levy, at the address of our principal executive offices or by phone at (408) 986-4300, you may revoke your decision to household, and we will deliver a separate copy of the annual report or proxy statement, as applicable, to you at the shared address within 30 days of your request.

A number of brokerage firms have already instituted householding. If your family has multiple accounts of our stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports.

Other Matters

Our board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the proxy holders.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ Ofer Elyakim
Ofer Elyakim
Chief Executive Officer

April 6, 2011

San Jose, California

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF DSP GROUP, INC.

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of DSP GROUP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2011, the Company’s Annual Report for the year ended December 31, 2010 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and hereby appoints Ofer Elyakim and Dror Levy, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company to be held on Monday, May 16, 2011, at 8:30 a.m., local time, at the InterContinental New York Barclay, 111 East 84th Street, New York City, New York, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF THE CLASS II DIRECTORS, (2) FOR PROPOSALS 2, 3, 4 AND 5, (3) THREE YEARS FOR PROPOSAL 6, AND (4) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.        ELECTION OF THE CLASS II DIRECTORS:

FOR the nominees listed below (except as indicated)	WITHHOLD AUTHORITY to vote for the nominees listed below

If you wish to withhold authority to vote for the following nominees, strike a line through such nominee’s name listed below.

Yair Seroussi

Yair Shamir

2.        PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE 1993 EMPLOYEE PURCHASE PLAN BY 500,000 SHARES:

FOR AGAINST ABSTAIN

3.        PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE 1993 DIRECTOR PLAN BY 300,000 SHARES:

FOR AGAINST ABSTAIN

4.        PROPOSAL TO RATIFY THE SELECTION OF KOST FORER GABBAY & KASIERER AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2011:

FOR AGAINST ABSTAIN

5.        PROPOSAL TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS:

FOR AGAINST ABSTAIN

6.        PROPOSAL TO RECOMMEND, IN A NON-BINDING VOTE, WHETHER A NON-BINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS:

ONE YEAR	TWO YEAR	THREE YEAR	ABSTAIN

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

DATED: , 2011

(Signature)

(Signature)

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.